Exhibit 2.1

Share Purchase Agreement
Concerning	Project Jupiter

July 22, 2021

Contents

1.	Definitions and interpretation	3
2.	Conclusion of Agreement	18
3.	Sale and purchase of Shares	19
4.	Purchase Price	19
5.	Operations until Closing	20
6.	Closing Conditions	27
7.	Closing	30
8.	Actions after Closing	35
9.	Due diligence	36
10.	Seller’s Warranties	36
11.	Buyer’s Warranties and undertakings	37
12.	No Leakage indemnity	38
13.	Seller’s Liability	40
14.	Tax Indemnity	47
15.	Restrictive Covenants	48
16.	Equity undertaking and Seller’s Ultimate Owners guarantee	48
17.	Parent Guarantee	50
18.	Confidentiality and publication	51
19.	Other provisions	52
20.	Tax Matters	54
21.	Governing law and disputes	56

Schedules

Schedule 1.1(a)	Company Annual Report
Schedule 1.1(b)	Group Annual Report
Schedule 1.1(c)	Insurance Policy
Schedule 1.1(d)	Pay-Off Debt
Schedule 1.1(e)	Subsidiaries
Schedule 1.1(f)	Trademark License Terms and Conditions
Schedule 1.1(g)	Transaction Bonus
Schedule 1.1(h)	Permitted Leakage
Schedule 1.1(i)	Equity Bridge
Schedule 1.1(j)	Seller’s Bank Account
Schedule 5.2	Operations until Closing
Schedule 5.2(j)	Capital Expenditure
Schedule 5.4	Required Financial Information
Schedule 6.5.1	Merger control clearance notification
Schedule 7.1.1(e)	Form of Bond Release Letter
Schedule 7.1.1(h)	Flag logo
Schedule 7.2.2(g)	Form of Pay-Off Letter
Schedule 10.1	Seller’s Warranties
Schedule 12.3	Notified Leakage
Schedule 14.1	Tax Indemnity
Schedule 18.4	Press release

This share purchase agreement (the “Agreement”) was concluded on July 22, 2021 between

Ammon Ammon AG

Reg. no. FL-0002.323.161-9

C/O Shelter Trust Anstalt

Meierhofstrasse 5

Vaduz LI-11 9490

Liechtenstein

(the “Seller”)

and

PHG Tea Leaves, Inc.

C/O Glatfelter Corporation

Capitol Towers South

4350 Congress Street, Suite 600

Charlotte, North Carolina 28209 USA

(the “Buyer”)

(each a “Party” and jointly the “Parties”)

1.	Definitions and interpretation
1.1	In this Agreement, the following words and expressions have the meanings stated below, unless the context requires otherwise.
“280G Stockholders Consent”	Has the meaning set forth in clause 5.9.

“Accounting Principles”	Means the accounting principles of Jacob Holm & Sons AG as set forth in the Group Annual Report, as consistently applied by Jacob Holm & Sons AG during the last two financial years, in accordance with IFRS and used when preparing the Group Annual Report.

“Accounts Date”	31 December 2020.

“Affiliate”	With respect to any Person, any other Person directly or indirectly, Controlling, or Controlled by, or under common Control with such Person.

“Agreement”	This agreement together with Schedules.

“AICPA”	Means the American Institute of Certified Public Accountants.

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“Basket“	Has the meaning set forth in clause 13.4.1(b).

“Bond”	The EUR 127.5 million outstanding under the EUR 250 million corporate bond with ISIN NO 0010788920 issued by Jacob Holm & Sønner Holding A/S under certain bond terms dated 29 March 2017 or any bonds issued by a Group Company in accordance with clause 5.12 in connection with the Refinancing.

“Bond Redemption Amount”	Has the meaning ascribed to the term “Redemption Amount” in the Bond Release Letter.

“Bond Release Letter”	Has the meaning set forth in clause 7.1.1(e).

“Bond Trustee”	Nordic Trustee AS (formerly Nordic Trustee ASA) or the trustee of any bonds issued in accordance with clause 5.12 in connection with the Refinancing.

“Breach”	Any failure to fulfil an obligation under this Agreement, including for the avoidance of doubt any inaccuracy of any Warranty.

“Bring Down of Disclosures”	A review of the Seller’s Warranties made by the individuals referred to in the definition of “Seller’s Knowledge” immediately prior to Closing to identify any facts or circumstances constituting a Breach in relation to any of the Seller’s Warranties repeated at Closing.

“Business Day”	A day on which the commercial banks in Denmark, Luxembourg and New York are generally open for business (except for banking business being conducted exclusively through the Internet).

“Buyer”	As set forth in the preamble.

“Buyer Closing Conditions”	Has the meaning set forth in clause 6.1.

“Buyer’s Knowledge”	The actual knowledge of Samuel L. Hillard, Ramesh Shettigar and Jill L. Urey as at the Signing Date.

“Buyer’s Leakage Notice”	Has the meaning set forth in clause 12.4.

“Buyer’s Warranties”	The Warranties set forth in clause 11.2.

“Cap”	Has the meaning set forth in clause 13.4.2.

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“Cash Equivalents”	Money orders, bank drafts, commercial paper, treasury bills, short-term government bonds, money market funds, or any other short-term, securities listed on a recognized stock exchange or other liquid investments readily convertible into cash within thirty (30) days.

“Claim”	Any claim raised by a Party against the other Party due to a Breach, including any claim raised by Buyer against the Seller in respect of Leakage or under the Tax Indemnity.

“Closing”	The Parties’ mutual fulfilment of the obligations set forth in clause 7.

“Closing Conditions”	Has the meaning set forth in clause 6.2.

“Closing Date”	The date and time on which Closing takes place, as set forth in clause 7.2.

“Closing Memorandum”	Minutes of the meeting at which Closing takes place.

“Commitment Parties”	Means the financial institutions party to the Debt Commitment Letter as of the date hereof.

“Company”	PMM Holding (Luxembourg) AG, a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 15, Boulevard F.W. Raiffeisen, L-2411, Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 160473.

“Company Annual Report”	The Company’s unaudited annual report (prepared in accordance with Article 443-2 of the amended Law of August 10, 1915) as of the Accounts Date, attached as Schedule 1.1(a).

“Competing Business”	Means the business conducted by the Group as of the Closing Date.

“Compliant”	Means, with respect to any Required Financial Information, that (a) such Required Financial Information (i) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information not misleading, in light of the circumstances under which the statements contained in such Required Financial Information were made, and (ii) is, and remains through the Marketing Period, compliant insofar as would be applicable in all material respects with all applicable requirements of Regulation S-K and Regulation S-X and (b) the Group’s auditors (x) have not withdrawn their audit opinion and the Seller and the Group have not announced any intent to restate the Group’s historical financial statements included in such Required Financial Information or that such restatement is being contemplated and (y) have confirmed that they are prepared to issue the comfort letter referenced in clause 3.b of Schedule 5.4.

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“Confidential Information”	Has the meaning set forth in clause 18.1 and clause 21.5.

“Contingent Worker”	Any natural Person who provides services to a Group Company including any directors, independent contractors, consultants, or outsourcing providers, but excluding Group Employees.

“Control”	The, direct or indirect, (i) possession of fifty (50) per cent or more of the ownership interest or voting rights in a legal entity, (ii) the right to appoint or remove fifty (50) per cent or more of the members of the board of directors (disregarding such members who are elected or appointed by the employees of such legal entity or by organisations of employees) or the similar management level of a legal entity, and/or (iii) the power to otherwise control the business, financial or operating policies of a legal entity, and “Controlling” and “Controlled” shall be constructed accordingly.

“Corporate Documents”	The articles of association, memorandum of association and the rules of procedure for the board of directors and the executive board.

“De Minimis Threshold”	Has the meaning set forth in clause 13.4.1(a).

“Debt Commitment Letter”	Means the executed debt commitment letter, dated as of the date hereof, among Parent, Buyer and the financial institutions identified therein (including all exhibits, schedules, and annexes thereto, and, as the same may be amended or replaced pursuant to clause 11.1.1), pursuant to which the lenders thereto have committed, subject to the terms and conditions set forth therein, to provide, or cause to be provided, the amount of Debt Financing set forth therein.

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“Debt Financing”	Means the debt financing contemplated by the Debt Commitment Letter, including, for the avoidance of doubt, any debt securities contemplated to be issued in lieu of the bridge financing set forth therein.
“Disclosed”	Any matter, fact or circumstance fairly disclosed to the Buyer in
	(A)	this Agreement:
	(B)	the Due Diligence Material (including materials from management presentations and Q&A sessions included in the Due Diligence Material) and/or the VDD Reports.

In order for any fact, matter or circumstance to be regarded as “fairly disclosed”, the disclosure of such fact, matter or circumstance must have taken place in a context and in such a manner that a reasonable and prudent buyer would normally have been able to understand the potential factual situation or risks of the relevant fact, matter or circumstance.

The term “Disclose” and similar expressions shall be construed accordingly.
“Due Diligence Material”	The information and documentation (including in Q&A Sessions) made available to the Buyer and its advisers or representatives in the virtual data room accessible through https://datasite.merrillcorp.com through the date that is one (1) Business Day prior to the Signing Date.

“Employee Representative Body”	Any union or union representative, works council or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively or established for the purposes of notification of or consultation on behalf of employees.

“ERISA”	The United States Employee Retirement Income Security Act of 1974, as amended.

“EUR”	Euro, the official currency of the Eurozone.

“Exchange Rate”	Means with respect to any other currency, the closing spot USD exchange rate, as specified on the Bloomberg World Currency Rates (<WCR Curncy Go>) screen for the relevant currency pair, at 5:00 p.m., New York time, on the Business Day immediately preceding the date on which the currency conversion calculation is being made, or if Bloomberg rate is unavailable, the Reuters World Currency Page for such currency.

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“Expert”	Has the meaning set forth in clause 12.5.

“Equity Bridge”	Means the equity bridge enclosed as Schedule 1.1(i).

“Financial Encumbrances“	Means exceptions to title that can be removed by the payment of money, such as deeds of trust, mortgages and construction liens.

“Financing Source”	Means the Commitment Parties and each other Person that has committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, placement agreement, indenture or other agreement with Buyer or any of its Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, any Debt Financing and, in each case, their respective Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their respective permitted successors and assigns.

“Fundamental Warranties”	The Seller’s Warranties set forth in clause 1 (Seller’s capacity), clause 2 (Constitution, the Company and the Shares) and clause 3.1 (Subsidiaries) of Schedule 10.1.

“Group”	The Company and the Subsidiaries, and each of them a “Group Company”.

“Group Annual Report”	The audited annual report of Jacob Holm & Sons AG as of the Accounts Date, attached as Schedule 1.1(b).

“Group Benefit Plan”	All employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which Seller or any Group Company is a party, in which any current or former Group Employee, officer, director or service provider of the Group participates, including any unilateral or custom binding any Group Company providing its employees or former employees with any benefit in connection with their employment.

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“Group Employee”	Any employee of any Group Company, including temporary or part-time employees.

“Group Intellectual Property”	The Owned Intellectual Property and the Licensed Intellectual Property.

“Guaranteed Obligation”	Has the meaning set forth in clause 17.1.

“HSR Act”	Means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS”	Means the International Financial Reporting Standards, as in effect from time to time.

“Insurance Policy”	The terms and conditions for a representations and warranties insurance in the name of the Buyer as set forth in Schedule 1.1(c).

“Intellectual Property Right”	Means, in any and all jurisdictions worldwide, all trademarks, patents, service marks, logos, trade names, design rights, business names, domain names, uniform resource locators, trade dress, identifiers of source or goodwill, copyrights, works of authorship, rights in data and databases, utility models, know-how, trade secrets, concepts, inventions, discoveries, statutory invention registrations, mask works, invention disclosures, industrial designs, community designs, software, confidential information, moral rights and other intellectual property or proprietary rights (whether registered or unregistered and including applications for registration, renewals and extensions of any of the foregoing).

“Interest“	Means interest at a rate of 5% per annum.

“Key Employees”	Martin Mikkelsen, Finn Schøning, Tim Fauquex, Carmelo Carrubba, Roberto Boggio, Suman Raha, Raymund Scheffrahn, Harvey Stelton, Santosh Chavan, Wendy Warner, Christel Dendas, Mark Lewis, Melissa Eakes and Peter Straub.

“Law”	Any law, rule, regulation, international regulation or treaty, including the rules and regulations of any applicable stock exchange.

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“Leakage”

In respect of the period from the Accounts Date through Closing (in each case paid, accrued, distributed, waived, incurred, triggered or arising between the Accounts Date (not inclusive) and up to the Closing Date (inclusive)), save to the extent constituting a Permitted Leakage, any;

	(A)	transfer of assets, rights, benefits or other economic value from any Group Company, including by way of dividend or distribution of profits or assets or as gifts;
	(B)	redemption or repurchase or repayment of shares, loan capital or other securities, return of capital, payments of management, monitoring or director fees, or similar payments;
	(C)	waiver, discharge or forgiveness of any liabilities or obligations or assumption of any liabilities or obligations including in respect of indebtedness;
	(D)	incurrence of Third Party Rights;
	(E)	payment or accrual of Transaction Bonuses to employees of the Group arising out of the Transaction, including exit bonuses;
(F)

incurrence or payment of third party fees, cost or expenses paid or payable by the Group relating to the Transaction, irrespective of whether such fees, costs or expenses are incurred, paid or invoiced before or after the Closing Date;

	(G)	assumption or agreement by any Group Company to do any of the foregoing; and
	(H)	Taxes arising out of the items set forth in limbs (A) to (G) (inclusive) above (including withholding Taxes arising out of the payment any such items);
provided that, other than in respect of limb (E) and limb (F), such transfer of value, assumption of liability, etc., is made by a Group Company to or for the benefit of the Seller or a Seller’s Related Party.

“Licensed Intellectual Property”	The Intellectual Property Rights that any Group Company is licensed or otherwise permitted to use by any other Persons.

“Licensed Mark”	Has the meaning set forth in clause 7.1.1(h).

“Licensee”	Has the meaning set forth in clause 7.1.1(h).

“Long Stop Date”	Long Stop Date 1, provided that if on the Long Stop Date 1 the conditions to Closing set forth in clause 6.1.1 or clause 6.2.1 (or with respect to the matters addressed in clause 6.1.1 or 6.2.1, clause 6.1.2 and clause 6.2.2)

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have not been satisfied (or, to the extent permitted by applicable Law, waived by both the Seller and the Buyer) (but for the avoidance of doubt not because a Merger Clearance Approval has been rejected or conditioned on unreasonable commitments by the relevant governmental or regulatory authority as set forth in clause 6.5.3) but all other Closing Conditions have been satisfied or waived (other than those Closing Conditions that by their terms are to be satisfied at the Closing and that would have been satisfied if the Closing were to have occurred on the Long Stop Date 1), then the Long Stop Date shall instead mean Long Stop Date 2.

“Long Stop Date 1”	January 22, 2022.

“Long Stop Date 2”	April 22, 2022.

“Loss”	A loss or damage (including Tax and reasonable and documented out-of-pocket costs and expenses) suffered by a Party under this Agreement in respect of which such Party has raised or may raise a Claim, subject to the limitations set forth in this Agreement, including clause 13.

“Marketing Period”	The first period of at least 15 consecutive Business Days, commencing upon the date of receipt of the Required Financial Information and whereon such Required Financial Information is (and remains) Compliant; provided, that the Marketing Period shall be deemed not to have commenced if (a) the Merger Clearance Approvals have not been obtained or (b) the Required Financial Information ceases to be Compliant or would be required to be updated in order to be Compliant on any day during such 15 consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Buyer of such Compliant updated Required Financial Information; provided, further, that (1) the Marketing Period shall exclude November 24, 2021, November 25, 2021 and November 26, 2021 (which for purposes of such calculation shall not constitute Business Days), (2) if the Marketing Period shall not have been completed by August 21, 2021, then it shall not commence until September 7, 2021 and (3) if the Marketing Period shall not have been completed by December 18, 2021, then it shall not commence until January 4, 2022 (it being understood, for the avoidance of doubt, that if at any time during the Marketing Period the Required Financial Information provided on the first day of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced).

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“Material Adverse Effect”

Means any event, fact, condition (financial or otherwise), circumstance, change in or effect (“Events”) on the Group that, individually or in the aggregate with all other Events, taken as a whole, has or would reasonably be expected to have, on a durable basis, a materially adverse effect on the business, operations, assets or liabilities, results of operations or financial condition of the Group, provided, however, that Material Adverse Effect shall not include any Event to the extent that it results from:

(a) general economic conditions or generally affecting businesses, industries or markets in which the Group operates, including any political or regulatory conditions, any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, changes in prevailing currency exchange or interest rates, credit availability and liquidity, price levels or trading volumes in the markets of the Group;

(b) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather-related conditions, explosions or fires, global health conditions (including any epidemics, pandemics (including SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof), disease outbreaks or other public health emergencies) or any force majeure events or acts of God;

(c) authoritative changes or modifications in IFRS or other applicable accounting standards, or the interpretation or enforcement thereof after the Signing Date;

(d) any change in the financial, securities, commodities, derivatives or financial markets in Switzerland, the European Union or the United States;

(e) changes in applicable Law after the Signing Date;

(f) the failure of any Group Company to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (provided that to the extent not the subject of the foregoing clauses (a) through (e), the underlying cause of such failure may be taken into account to determine whether a Material Adverse Effect has occurred);

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(g) any action taken at the written request of the Buyer or any of its Affiliates after the execution and delivery of this Agreement or resulting from actions required or contemplated under this Agreement (provided that no effect will be given to this clause (g) for purposes of any action required to be taken or prohibited from being taken pursuant to clause 5.1 or clause 5.2); or

(h) the execution, announcement or pendency of this Agreement or the Transaction;

provided, further, that any Event referred to in clauses (a) through (e) above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such Event has a material and disproportionate effect on the Group compared to other participants in the industries in which the Group conducts its businesses (in which case, only the incremental material and disproportionate impact may be taken into account in determining whether a Material Adverse Effect has, or would be reasonably likely to have, occurred).

“Merger Clearance Approvals”	Has the meaning set forth in clause 6.1.1.

“New Business”	Has the meaning set forth in clause 15.2.

“No Claims Declaration”	Has the meaning set forth in the Insurance Policy.

“Notice of the Claim”	Has the meaning set forth in clause 13.6.1.

“Notified Leakage”	Has the meaning set forth in clause 12.3.

“Notifying Person”	Has the meaning set forth in clause 15.2.

“Owned Intellectual Property”	The Intellectual Property Rights owned or purported to be owned by any Group Company.

“Parachute Payment Waiver”	Has the meaning set forth in clause 5.8.

“Parent”	Glatfelter Corporation, a Pennsylvania corporation.

“Parties”	The Seller and the Buyer and a “Party” shall mean either of them.

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“Pay-Off Amount”	The amount in the relevant currency required as of the Closing Date to (i) discharge the Group’s Pay-Off Debt; (ii) release any and all guarantees, indemnities and other security interests in relation to the Pay-Off Debt; and (iii) terminate any and all documents and agreements relating to the Pay-Off Debt (such Pay-Off Amount to include any and all prepayment and early termination fees, breakage, unwind and settlement costs and expenses and any and all other related fees, costs and expenses), as provided by the Seller to the Buyer in accordance with clause 7.1.1(c).

“Pay-Off Debt”	Any and all obligations and liabilities (whether present or future, actual or contingent) of any Group Company in respect of any loan, credit, leasing, factoring, hedging or other financing arrangement with any bank, financial institution or other provider of such or similar arrangements (other than in relation to the Bond), in each case, as set forth in Schedule 1.1(d), together with any such additional obligations or liabilities that Buyer agrees to pay off pursuant to clause 7.1 or 7.2.

“Pay-Off Letter”	Has the meaning set forth in clause 7.2.2(g).

“Permitted Leakage”	Any;
(A)

payments, transactions or undertakings made in the ordinary course of business on arm’s length terms, consistent with past practice, but excluding any dividend, distribution, redemption, repurchase or repayment of shares declared, paid or made by any Group Company to the Seller or any of the Seller’s Related Parties during the period from the Accounts Date through the Closing Date;

(B)

payments pursuant to a Group Company’s service contracts, employment contracts and other agreements entered into by any Group Company in the ordinary course of business, including payment of remuneration (other than Transaction Bonuses), only to the extent Disclosed in the Due Diligence Material prior to Signing, and repayment of disbursements and other out-of-pocket expenses to any employee, executive director or member of the board of directors of the Group in line with existing practice during the last twelve (12) months;

	(C)	payments under any contract or agreement provided that the payment or obligation to make such payment has been Disclosed prior to Signing or is otherwise within the Buyer’s Knowledge;

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	(D)	payments specifically accrued or provided for in the Equity Bridge (other than any Notified Leakage), and, in each such case, in the amount set forth therein;
	(E)	amounts that would otherwise comprise Leakage set forth in Schedule 1.1(h); and
	(F)	Tax arising out of any items set forth in (A) to (E) (inclusive) above.
“Person”	Any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).

“Pro Rata Portion”	Has the meaning set forth in clause 16.2.

“Prohibited Fields”	Has the meaning set forth in clause 7.1.1(h).

“Purchase Price”	Has the meaning set forth in clause 4.1.

“Q&A Sessions”	The Q&A sessions held between the Buyer and/or its advisers or representatives and certain employees of the Group during the course of the due diligence process in connection with the Transaction.

“Refinancing”	Has the meaning set forth in clause 5.12.

“Related Parties”	Any shareholder or Affiliate of a Party (directly or indirectly), any board member, executive director, manager, or any Person closely related to any such Party or any legal entities Controlled by said Persons including any immediate family member of any of the foregoing, but excluding any Group Company and its employees, directors and managers (unless such individual falls within the categories above).

“Required Financial Information”	Has the meaning set forth in clause 5.4.

“Restricted Party”	Has the meaning set forth in clause 15.1.

“Schedule”	A schedule (including all attachments, if any) to this Agreement.

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“Seller Closing Conditions”	Has the meaning set forth in clause 6.2.

“Seller Guaranteed Obligations”	Has the meaning set forth in clause 16.3

“Seller’s Bank Account”	The bank account set forth on Schedule 1.1(j).

“Seller’s Knowledge”	The actual (but not constructive or imputed) knowledge that Poul Martin Mikkelsen, Martin Mikkelsen, Finn Schøning, Tim Fauquex, Carmelo Carrubba, Roberto Boggio, Suman Raha, Raymund Scheffrahn, Harvey Stelton or Santosh Chavan had at the Signing Date.

“Seller’s Warranties”	The Warranties set forth in Schedule 10.1.

“Sellers' Ultimate Owners”	Poul Martin Mikkelsen and Martin Mikkelsen.

“Shares”	Means the 3,229 fully paid shares in the Company, in registered form, having a nominal value of EUR 100 each, representing 100% of the Company’s total share capital of EUR 322,900.

“Signing”	The signing of this Agreement by the Parties.

“Signing Date”	The date of this Agreement.

“Subsidiaries”	The companies directly or indirectly Controlled by the Company as listed in Schedule 1.1(e).

“Surviving Provisions”	Has the meaning set forth in clause 7.3.4.

“Tax”	Any and all direct and indirect taxes, including income tax, franchise tax, gross receipt tax, capital tax, corporate tax, withholding tax, VAT, turnover/sales tax, real or personal property tax, ad valorem tax, customs, employment tax, unemployment tax, disability tax, government sponsored welfare benefits, labour market, payroll and social security contributions, custom duties, stamp duties, capital gains tax, capital duty and similar taxes, duties and charges as well as late payment interest, surcharges, fines and penalties thereon or relating thereto.

“Tax Indemnity”	Has the meaning set forth in clause 14.1.

“Tax Indemnity Amount”	Has the meaning set forth in Schedule 14.1.

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“Tax Indemnity Claim”	Means any claim for indemnification pursuant to the Tax Indemnity.

“Tax Return”	Means all returns, declarations, reports, estimates, claims for refund, estimated tax returns, information returns and statements required to be filed with any Tax authority in respect of any Taxes, including any supplement, schedule or attachment thereto and any amendment thereof.

“Tax Warranties”	Those of the Seller’s Warranties set forth in clause 5 (Tax) of Schedule 10.1.

“Third Party Claim”	Has the meaning set forth in clause 13.7.1.

“Third Party Rights”	Any type of legal or contractual charge, encumbrance, mortgage, pledge, lien, property right, right to utilise, right of first refusal, purchase option, retention of title, option, title, trust arrangement and any other current or potential third party right.

“Trademark License Terms and Conditions”	means the Trademark License Terms and Conditions set forth on Schedule 1.1(f).

“Transaction”	The transactions contemplated by this Agreement, including the transfer of the Shares from the Seller to the Buyer.

“Transaction Bonus”	Any bonus, including any exit bonus, or change in control payment granted or paid to an employee or director of the Group arising out of the Transaction, as set forth on Schedule 1.1(g).

“Transfer Tax”	All transfer or similar Taxes imposed on the Seller, the Buyer, or any Group Company relating to the consummation of the sale and purchase of the Shares contemplated by this Agreement (excluding, for the avoidance of doubt, income and similar Taxes and withholding Taxes), including sales, value added, property, use, excise, stock transfer, stamp, documentary, filing, recording, registration, permit, license, authorization and similar Taxes, filing fees and similar charges.

“US Code”	The United States Internal Revenue Code of 1986, as amended.

“USD”	United States Dollars, the valid currency of the United States of America.

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“VDD Reports”	(A)

The legal fact book prepared by Accura Advokatpartnerselskab, Bruun & Hjejle Advokatpartnerselskab, Niederer Kraft Frey AG, Bonn & Schmitt, S.á.r.l., Baker McKenzie Madrid, S.L.P., Judicia Conseils and Parker Poe Adams & Bernstein LLP dated 30 April 2021;

	(B)	the tax vendor due diligence report prepared by PricewaterhouseCoopers dated 22 April 2021;
	(C)	the financial vendor due diligence report prepared by PricewaterhouseCoopers dated 3 May 2021;
	(D)	the market report prepared by McKinsey & Company dated 18 December 2020; and
	(E)	the environmental vendor due diligence report prepared by COWI dated 28 April 2021.
“Warranties”	The Buyer’s Warranties and the Seller’s Warranties, each of them a “Warranty”.

“Warranty Claim”	Any Claim relating to any Breach by the Seller of any of the Seller’s Warranties.

“Working Hours”	The period from 9.00 a.m. to 5.00 p.m. on a Business Day in the country in question.

1.2	This Agreement is the result of the Parties’ negotiations, and it cannot be interpreted against a Party as a consequence of such Party having drafted or made amendments to one or more of the provisions of this Agreement.
1.3	Expressions, such as “including” and similar expressions, mean “including, but not limited to”.
1.4	Words in the singular include the plural and vice versa.
1.5	The headings of this Agreement are for guidance only and have no legal effect on the understanding or interpretation of the provisions of this Agreement.
1.6	If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day.
1.7	This Agreement constitutes the sole and full agreement regarding the Transaction and replaces all previous agreements regarding this matter between the Parties.
2.	Conclusion of Agreement
2.1	On the Signing Date, the Seller shall provide documentation to the effect:
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(a)	that this Agreement has been duly signed by the Seller in accordance with the Seller’s articles of association and the signing powers determined by the competent corporate body regulating the power to bind the Seller by way of a certified excerpt from the Liechtenstein Commercial Register as of the Signing Date; and
(b)	that the Seller’s board of directors has approved this Agreement and the Transaction.
2.2	On the Signing Date, the Buyer shall provide documentation evidencing:
(a)	that this Agreement has been duly signed by the Buyer in accordance with its Corporate Documents and applicable Laws;
(b)	that the Buyer’s board of directors has approved this Agreement and the Transaction; and
(c)	documentation that it has or will have at Closing funds sufficient to pay the Purchase Price and to discharge its other obligations hereunder in the form of the duly executed Debt Commitment Letter.
3.	Sale and purchase of Shares
3.1	Subject to clause 6, the Seller agrees to sell and the Buyer agrees to buy the Shares effective as of Closing.
3.2	The Seller sells the Shares to the Buyer, and the Buyer buys the Shares from the Seller, free from any Third Party Rights and subject to the terms and conditions set forth in this Agreement.
3.3	With effect from the Closing Date, the Buyer acquires all rights attaching to the Shares, including title, voting rights and the right to receive dividends.
4.	Purchase Price
4.1	The purchase price for the Shares is:
4.1.1	USD 163,212,356; minus
4.1.2	The amount of any Notified Leakage (provided that for purposes of the calculation set forth in this clause 4.1, to the extent the amount of Notified Leakage is in a currency other than USD, such amount shall be converted into USD at the applicable Exchange Rate as of the date of the Leakage in the case of the Notified Leakage set forth in Schedule 12.3 and as of the date of delivery specified in clause 7.1.1(j) with respect to any other Notified Leakage); minus
4.1.3	The amount (in USD at the applicable Exchange Rate as of the date of prepayment) equal to the amount by which the make whole (or similar) amount payable by the Company or any Group Company to the lenders in connection with the prepayment of the indebtedness incurred under the Refinancing exceeds 101% of the principal amount of such indebtedness outstanding immediately prior to such prepayment,
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(the result of the amounts described in clause 4.1.1, clause 4.1.2 and clause 4.1.3, the “Purchase Price”).

4.2	The Purchase Price shall be deemed final and, hence, not be subject to later adjustments, except as set forth in clause 12 or clause 13.3.6.
4.3	At Closing, the Buyer shall pay the following amounts in immediately available USD funds with value date as of the Closing Date by way of wire transfer of:
4.3.1	an amount equal to the Purchase Price to the Seller’s Bank Account;
4.3.2	the Pay-Off Amount to the relevant accounts as stated in the Pay-Off Letter; and
4.3.3	the Bond Redemption Amount to the account stated in the Bond Release Letter.
4.3.4	Any transfer fees related to the transfer of the funds shall be borne by the Buyer and shall not be deducted from the amount paid or to be payable to the Seller in connection with this Agreement or otherwise.
5.	Operations until Closing
5.1	The Seller undertakes to procure that, in the period from the Signing Date until Closing, (i) the Group operates its business in the ordinary course and in accordance with past practice, (ii) the Group takes all reasonable steps to preserve and protect its business, assets and goodwill associated with its business and operations, including its relationships with all material customers, suppliers, distributors and any governmental body in the ordinary and usual course of business and consistent with past practices, and (iii) the Group uses all reasonable efforts to obtain (in consultation with the Buyer) any consents, approvals, or authorizations of any person (which may be conditioned on the consummation of the transactions contemplated by this Agreement) that may be required by any lease for any material leased property, lease for any material asset, or any Material Contract or material permit in connection with the consummation of the transactions contemplated by this Agreement (other than any Merger Clearance Approvals, which shall be governed by clause 6.5), and the Buyer shall use all reasonable efforts to cooperate with the Group in connection with this sub-clause (iii); provided that in obtaining any such consents, approvals or authorizations, neither the Seller nor the Group shall, without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed), (a) amend any lease for any leased property, lease for any material asset or material permit, (b) commit to make any payments other than cash payments that will be paid in full prior to Closing or (c) make any monetary concession that would purport to bind the Buyer or its Affiliates (including the Group) after Closing.
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5.2	Without limiting the generality of clause 5.1, the Seller undertakes to take all reasonable efforts to procure that, in the period from the Signing Date until Closing, except as set forth in Schedule 5.2, the Group does not:
(a)	conclude, terminate or change the terms or conditions of any agreements with the Seller or the Seller’s Related Parties, except (i) as contemplated by this Agreement or (ii) in the ordinary course of business if such conclusion, termination or change has been Disclosed;
(b)	pass any resolutions at general meetings or change its Corporate Documents or other constitutional documents, unless otherwise provided by mandatory statutory provisions, or expressly contemplated by this Agreement and/or to facilitate the ordinary course of business in accordance with existing practice during the last twelve (12) months;
(c)	create or issue any shares or other equity securities or grant, issue or convert any options, warrants, restricted share units, performance awards, or other rights or securities convertible into or exercisable for shares;
(d)	enter into, or terminate any participation in any joint venture, shareholders' partnership or consortium agreement or other similar agreement;
(e)	change the Accounting Principles, any accounting practice, change the working capital policy applied by the Company as of the Accounts Date, or revalue its assets or write off or sell or assign debts other than in the ordinary course of business in accordance with existing practice during the last twelve (12) months;
(f)	cause any of its required insurance policies to discontinue or continue on materially altered terms and conditions;
(g)	except as set forth in clause 5.12, incur any financial debt or any other additional borrowings from any Person outside the Group amounting to more than USD 6.0 million in total, provided such debt is repayable at Closing without a prepayment penalty;
(h)	sell, otherwise dispose of (including through license, lease, assignment or encumbrance) or, except as set forth in clause 5.12, create any Third Party Rights over any material properties, equities, or other material asset of the Group amounting to more than EUR 1,000,000 individually or EUR 5,000,000 in total, other than the sale of inventory in the ordinary course of business;
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(i)	acquire by any means (including by lease or license) any material asset amounting to more than EUR 1,000,000 individually or EUR 5,000,000 in total;
(j)	(i) make any capital expenditure amounting to more than EUR 1,000,000 individually or EUR 5,000,000 in total, other than safety or maintenance capital expenditures in the ordinary course of business, or (ii) for each project set forth on Schedule 5.2(j), subject to the limitations therein, fail to make the capital expenditures in the ranges of amounts and during the periods set forth on Schedule 5.2(j);
(k)	(i) abandon, disclaim, sell, assign or grant any Third Party Right (including any security interest or exclusive license) in, to or under any Owned Intellectual Property, including by failing to make any filing or payment required to maintain the Owned Intellectual Property or (ii) disclose or allow to be disclosed any confidential information or any confidential Group Intellectual Property to any third party;
(l)	(i) institute any cost of living or other compensation adjustments for any Key Employee or supervisory board member, or any broad-based cost of living or other broad-based compensation adjustments for any Group Employee, (ii) amend the terms and conditions of employment or compensation of any Key Employee or member of the supervisory board (or similar) of any Group Company, or otherwise amend or make any material change in the terms and conditions of employment or compensation of any other Group Employee other than in the ordinary course of business consistent with past practice, (iii) discretionarily increase the amount of any annual or other bonuses, or accelerate the vesting or payment timing of any compensation or benefits payable to any Key Employee or member of the supervisory board (or similar) of any Group Company, or otherwise discretionarily increase the amount of any annual or other bonuses, or accelerate the vesting or payment timing of any compensation or benefits payable to any other Group Employee other than in the ordinary course of business consistent with past practice, (iv) hire or terminate the employment of any Key Employee or supervisory board member, pay any severance or otherwise make any broad-based hiring or firing decisions at any Group Company, or (v) enter into, amend, modify or terminate any Group Benefit Plan or any contract or understanding with an Employee Representative Body or other body representing Group Employees;
(m)	enter into, surrender or materially amend in a manner adverse to the Group or any Group Company (i) any Material Contract (as defined in the Seller’s Warranties) or (ii) with respect to any Group Company or any of its Affiliates (including, after the Closing, the Buyer or any of its Affiliates (other than the Group)) any contract or legally binding arrangement that (x) restricts such Person’s freedom to do business, (y) imposes on such Person any “most favored nation,” exclusivity or minimum purchase obligations or (z) restricts such Person’s ability to solicit customers;
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(n)	make, revoke or change any Tax material election, adopt or change any material method of Tax accounting, change any annual Tax accounting period, file any income or other material amended Tax Return, settle or compromise any material Tax claim or assessment, surrender any right to claim a Tax refund, consent to an extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than as a result of obtaining an extension of time to file a Tax Return), enter into any Tax sharing or allocation agreement (other than any agreement the principal subject matter of which is not Taxes), or fail to timely pay any material Taxes when they become due and payable; or
(o)	agree or undertake to do any of the matters set out in (a)-(n) above.
5.3	Clause 5.1 and clause 5.2 shall not apply in respect of and shall not operate so as to restrict or prevent:
(a)	any matter reasonably undertaken in an emergency or disaster situation with the intention of and to the extent only of those matters strictly required with a view to minimizing any adverse effect of such situation (and of which the Buyer will be promptly notified after the event in writing);
(b)	any matter undertaken at the written request or with the written consent of the Buyer (such consent not to be unreasonably withheld or delayed and provided that if the Buyer has not responded within ten (10) Business Days to a written request for consent duly delivered to the Buyer in accordance with clause 19.1, such request shall be deemed to have been granted);
(c)	any matter expressly permitted by, or necessary for performance of, this Agreement or necessary for Closing;
(d)	providing information required to be provided to any regulatory authority of a Party in the ordinary course of business; and/or
(e)	any matter otherwise required by applicable Law.
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5.4	The Seller shall, and shall cause the Group to, use commercially reasonable efforts to cause their officers, employees, representatives and advisors, to provide such cooperation as may be reasonably requested in writing (including by email) by the Buyer in connection with the Debt Financing and the consummation thereof, including (i) participating in a reasonable number of due diligence sessions (including accounting and legal diligence sessions) and causing the Group’s auditors to participate in such accounting due diligence sessions, (ii) assisting in reviewing prospectuses, confidential bank memoranda, offering memoranda, ratings agency presentations and similar documents, (iii) providing as promptly as reasonably practicable (and no later than September 30, 2021) to the Buyer and the Financing Sources the information set forth on Schedule 5.4 (the “Required Financial Information”), (iv) providing authorization letters to the Financing Sources authorizing the distribution of information to other prospective lenders and containing a customary representation to the Financing Sources and the lenders that the information concerning the Group contained in any confidential information memorandum contemplated by the Debt Commitment Letter does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (v) providing the Financing Sources and any other financing sources in connection with a financing by the Buyer with customary information required by regulatory authorities with respect to the Group in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, Title III of Pub. L. 107-56 (signed into law October 26, 2001), and (vi) consenting to the reasonable use of the Group’s trademarks, service marks or logos in connection with the Debt Financing; provided, however, that the actions of the Group in the foregoing clauses (i) through (vi) do not (A) unreasonably interfere with the ongoing operations of Seller or the Group or (B) require the Seller, the Group or their representatives and advisors (pursuant to engagements with the Group) to pay any out-of-pocket fees or expenses, or incur any liability, prior to the Closing that are not promptly thereafter reimbursed or indemnified by the Buyer in accordance with clause 5.7.
5.5	If requested by Buyer no less than ten (10) days prior to the Closing Date, as of the Closing Date (but conditioned upon the occurrence of the Closing), the Seller shall cause the Group Company to terminate or cause to be terminated any Group Benefit Plan that is a US Tax-qualified defined contribution plan. The Parties shall cooperate in good faith prior to the Closing with respect to the preparation and execution of all documentation necessary to effect the foregoing termination, and the applicable Group Company shall provide Buyer a reasonable opportunity (subject to the limited time period available prior to the Closing Date) to review and comment on all such documentation.
5.6	The Seller shall reasonably cooperate with the Buyer, at Buyer’s sole cost and expense, in the Buyer’s efforts to obtain in respect of the US Owned Properties: (i) as-built ALTA surveys from a licensed surveyor, and (ii) owner’s or lender’s title insurance policies with extended coverage ensuring the Buyer’s interest in the applicable Owned Properties free and clear of all Financial Encumbrances and other material Third Party Rights which first arise or are incurred following the Signing Date (for the avoidance of doubt, except for those arising or occurring as a result of the Refinancing set forth in clause 5.12) and are within the Seller’s reasonable control to discharge, in an insured amount determined by the Buyer from a reputable title company of the Buyer’s choosing. The Seller’s obligations with respect to this clause 5.6 shall include providing reasonable and customary title affidavits and indemnities as may be reasonably requested by such title insurance company in a form reasonably acceptable to the Seller. The Seller shall use commercially reasonable efforts to (i) diligently pursue the construction disclosed on Schedule 10.1 to lien-free completion on the Candler, North Carolina Site in accordance with all applicable Laws and in accordance with the requirements of the Asheville Commence Park Association and (ii) obtain the consent from the Asheville Commerce Park Association to same.
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5.7	The Buyer shall, promptly upon the written request of the Seller, reimburse the Seller and/or the Group, for all reasonable and documented out-of-pocket costs incurred by the Seller and/or the Group (including such costs payable to the Seller’s or the Group’s external representatives or advisors) in connection with the cooperation provided for in clauses 5.4 and 5.6 (such reimbursement to be made promptly and in any event within three (3) Business Days of delivery of reasonably acceptable documentation evidencing such expenses) and shall indemnify and hold harmless the Seller, the Group, their Related Parties and their officers, employees and other representatives and advisors from and against any and all liabilities suffered or demands, claims, lawsuits, liabilities and damages, and reasonable costs and expenses (including settlement costs and expenses and any and all other related fees, costs and expenses, including attorneys’ fees and expenses) suffered, incurred or paid by them in connection with or arising out of the Debt Financing, the arrangement of the Debt Financing and any information utilized in connection therewith (other than to the extent such damages and liabilities arise out of information provided by the Seller, any Group Company or any of their Affiliates in material breach of the Seller’s Warranties) and the cooperation provided for in clauses 5.5 and 5.6; provided that the reimbursement and indemnification obligations of the Buyer under this clause 5.7 with respect to clause 5.6(ii) shall not include any costs incurred by the Seller and/or the Group to repay or otherwise satisfy any Financial Encumbrances or Third Party Rights that first arise or are incurred following the Signing Date (for the avoidance of doubt, except for those arising or occurring as a result of the Refinancing set forth in clause 5.12).
5.8	Prior to the initiation of the requisite stockholder approval procedure under clause 5.9, to the extent any current or former Group Employee, officer, director or service provider of the Group has any right to receive any payments or benefits that could constitute “parachute payments” under Section 280G of the US Code, the Seller shall, or shall cause the applicable Group Company to, seek to obtain a waiver of the right to receive payments that could constitute “parachute payments” under Section 280G of the US Code (a “Parachute Payment Waiver”) from each such current or former Group Employee, officer, director or service provider of the Group whom the Company reasonably believes is a “disqualified individual” (within the meaning of Section 280G of the US Code), as determined immediately prior to the initiation of the requisite stockholder approval procedure under clause 5.9, and who the Company believes might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the US Code. The Seller shall, or shall cause the applicable Group Company to, provide to Buyer, no less than five (5) Business Days prior to the Closing Date, the applicable Parachute Payment Waiver. Reasonably in advance of soliciting such waivers and stockholder approval under clause 5.9, the Seller shall provide drafts of such waivers and stockholder approval materials to Buyer for its review and comment.
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5.9	No less than five (5) Business Days prior to the Closing Date, to the extent any current or former Group Employee, officer, director or service provider of the Group has any right to receive any payments or benefits that could constitute “parachute payments” under Section 280G of the US Code, after obtaining any Parachute Payment Waivers under clause 5.8, the Seller shall, or shall cause the applicable Group Company to, seek to obtain the approval (“280G Stockholder Consent”) of the Company’s direct and indirect stockholders in accordance with Section 280G(b)(5)(B) of the US Code and the regulations promulgated thereunder so as to render the parachute payment provisions of Section 280G of the US Code inapplicable to any and all payments or benefits provided pursuant to the contracts that, in the absence of the executed Parachute Payment Waivers by the affected Persons under clause 5.8, could reasonably be expected to otherwise result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the US Code.
5.10	Except as provided in clause 5.8 and clause 5.9, to the extent any payments or benefits to any current or former Group Employee, officer, director or service provider of the Group are or are reasonably expected to be subject to an excise tax under applicable Law as a result of the transaction (including under any provision of applicable Law that is similar or analogous to Section 280G of the US Code), and such excise tax may be mitigated by the Seller prior to the Closing Date, the Seller shall use commercially reasonable efforts to take any actions required by such provision of applicable Law to mitigate the risk of such excise tax prior to the Closing Date.
5.11	No later than the fourteenth (14th) Business Day following the Signing Date, the Seller shall provide to the Buyer (i) full, correct and complete copies of each Group Benefit Plan (including the terms of employment or service and agreement or arrangement between a Group Company and an Employee Representative Body) for each Group Employee and, to the extent required by applicable Law, for each Contingent Worker, not previously provided to the Buyer prior to the Signing Date pursuant to clause 10.10 of the Seller’s Warranties, (ii) a full, correct and complete list of all Group Benefit Plans, and (iii) true, correct and complete anonymized lists, as of the Signing Date, of all (x) Group Employees and (y) Contingent Workers, including, in each case, information about such Group Employees and Contingent Workers as required to be provided pursuant to clause 10.2 of the Seller’s Warranties.
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5.12	Nothing in this Agreement shall be construed to prevent or restrict the Seller from as of October 1, 2021 taking (or procuring that the Group takes) any and all actions reasonably necessary or appropriate to prepare for a refinancing of the Bond (the “Refinancing”) effective no later than March 31, 2022, including engaging advisors and incurring reasonable out of pocket costs related thereto. If the Long Stop Date is extended to Long Stop Date 2, then the Seller shall have the right to cause the Group to refinance the Bond, including providing reasonable security rights required for such Refinancing, irrespective of clause 5.2(g) and clause 5.2(h); provided that (i) the principal amount of the indebtedness incurred under the Refinancing shall not exceed in the aggregate, together with the aggregate amount of any financial debt or other borrowings incurred by the Group following the Signing Date, 105% of the principal amount of the indebtedness outstanding under the Bond as of immediately prior to the Refinancing, (ii) any indebtedness incurred in the Refinancing shall be prepayable by or on behalf of the Group at Closing and (iii) any encumbrances relating to such indebtedness is capable of being released at Closing.
6.	Closing Conditions
6.1	The obligations of the Buyer to consummate the Transaction are in all respects conditional on the satisfaction or waiver of the following (the “Buyer Closing Conditions”):
6.1.1	all merger control and investment control clearances and/or approvals required for consummation of the Transaction (the “Merger Clearance Approvals”) have been obtained from the relevant governmental or regulatory authorities set forth in Schedule 6.5.1 in accordance with clause 6.5, and shall be effective no later than three (3) Business Days prior to the Closing Date (either as the result of an explicit approval or the expiry of any standstill periods without any objection from the relevant governmental or regulatory authorities);
6.1.2	no current Laws renders Closing unlawful, and no injunction, judgment, court order, pending legal proceedings or ongoing investigations by any governmental authority seeking to prevent, restrain or materially alter the Transaction;
6.1.3	no Breach of the Fundamental Warranties exists as at Closing (without giving effect to any Bring Down of Disclosures);
6.1.4	no Material Adverse Effect shall have occurred that is continuing as of the Closing; and
6.1.5	the Seller (i) has complied in all material respects with its obligations in each of clauses 5.2(a), (c), (d), (f), (g), (h), (i), (j) and (m) roman (ii) and, solely as it relates to any of the foregoing clauses, clause 5.2(o), and its obligation to provide the Required Financial Information to the Buyer in accordance with clause 5.4; and (ii) has not intentionally Breached in any material respect any of its other obligations required to be performed prior to the Closing.
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6.2	The obligations of the Seller to consummate the Transaction are in all respects conditional on the satisfaction or waiver of the following (the “Seller Closing Conditions” and together with the Buyer Closing Conditions, the “Closing Conditions”):
6.2.1	all Merger Clearance Approvals have been obtained from the relevant governmental or regulatory authorities set forth in Schedule 6.5.1 in accordance with clause 6.5, and shall be effective no later than three (3) Business Days prior to the Closing Date (either as the result of an explicit approval or the expiry of any standstill periods without any objection from the relevant governmental or regulatory authorities);
6.2.2	no current Laws renders Closing unlawful, and no injunction, judgment, court order, pending legal proceedings or ongoing investigations by any governmental authority seeking to prevent, restrain or materially alter the Transaction;
6.2.3	no Breach of the Buyer's Warranties exists as at Closing; and
6.2.4	Buyer has complied in all material respects with each covenant or agreement of the Buyer required to be complied with at or prior to the Closing.
6.3	Subject to clause 6.5, each Party undertakes to use its reasonable best efforts to satisfy, or ensure the satisfaction of, the Closing Conditions as soon as possible and in any event prior to the Long Stop Date. Each Party shall provide all such assistance and cooperation (including the provision of information) as the other Party may require in connection with the Closing Conditions without undue delay on being requested to do so.
6.4	Each Party undertakes to notify in writing to the other Party as soon as reasonably possible any circumstance or fact that will or is reasonably likely to prevent any of the Closing Conditions from being satisfied upon becoming aware of such circumstance or fact. Moreover, each Party undertakes to notify in writing to the other Party as soon as possible on becoming aware that the Closing Conditions has been satisfied.
6.5	Merger Clearance Approvals
6.5.1	(i) Each Party will as promptly as reasonably possible and no later than on the tenth (10th) Business Day following the Signing Date procure the submission of complete notifications under the HSR Act to the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and (ii) the Buyer will promptly procure the submission of complete notifications to all other relevant authorities as set forth in Schedule 6.5.1 required to obtain the Merger Clearance Approvals and the Seller will use its commercially reasonable efforts to cooperate with the Buyer and promptly provide to Buyer all reasonably requested information necessary for the Buyer to prepare such notifications, and (iii) each Party will use its commercially reasonable efforts to obtain the Merger Clearance Approvals.
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6.5.2	Following submission, the applicable Party shall prepare and submit any and all information necessary for the relevant authorities to grant the Merger Clearance Approvals. All communication with the competition authorities with respect to the filings made shall promptly be notified to the Seller who shall also be provided with a copy of all such communication. The Seller and its advisers shall have the right to participate in any meetings, including conference calls, with the competition authorities. Each of the Buyer and the Seller shall, at the request of the other, and as permitted by Law, furnish the other, in a timely manner, with all information concerning the Parties, as applicable, and, as regards the Seller, the Group, as may be reasonably necessary or advisable with a view to obtaining the Merger Clearance Approvals; provided, however, that information may be exchanged with redactions (I) to remove references concerning valuation, (II) as necessary to comply with contractual arrangements and (III) and as necessary to address reasonable privilege concerns and/or among the Parties’ respective legal counsels on a counsel-to-counsel basis without any disclosure to any other Party. All filing fees connected to the Merger Clearance Approvals shall be borne by the Buyer.
6.5.3	If any of the Merger Clearance Approvals are or will be granted only if reasonable commitments are accepted to remove or mitigate competition Law concerns, the Buyer shall accept any such reasonable commitments and the Buyer shall without undue delay arrange for or procure that the Buyer and/or any of the Buyer’s group companies, respectively, accept and implement such reasonable pre-Closing actions as are necessary to permit Closing without this giving rise to any adjustment of the Purchase Price so that the Transaction may be completed. Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer or any of its Affiliates be obligated to hold separate or divest (or offer or commit to hold separate or divest), or otherwise materially alter (or offer or commit to materially alter) any of the businesses or properties of the Buyer or any of its Affiliates or of the Group that generated, in the aggregate, revenues of more than USD 22.5 million in the twelve (12) month period ending on the calendar month ended immediately prior to the Signing Date.
6.5.4	Each Party will be liable for its own costs and expenses incurred by it in connection with obtaining the Merger Clearance Approvals. Other than the notification to be made by the Seller under the HSR Act to the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, the Buyer shall indemnify the Seller for any fines or penalties imposed on the Seller as a result of its failure to make any required merger control, antitrust and/or other competition Law filings in connection with the Transaction, unless such failure is due to the incomplete or inaccurate nature of any information provided by the Seller to the Buyer or the failure by the Seller to provide any information relevant to the determination of any merger or investment control clearances or approvals that may be required for the consummation of the Transaction.
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6.6	Non-satisfaction of the Closing Conditions
6.6.1	This Agreement may be terminated with immediate effect prior to Closing:
(a)	by the Buyer, if the Buyer Closing Conditions have not been satisfied or waived on or before the Long Stop Date by written notice to the Seller; or
(b)	by the Seller, if the Seller Closing Conditions have not been satisfied or waived on or before the Long Stop Date by written notice to the Buyer; or
(c)	by written agreement of the Parties.
6.6.2	Notwithstanding clause 6.6.1, a Party shall not have the right to terminate this Agreement, if the failure to satisfy the Closing Conditions by or before the Long Stop Date is caused by such Party’s Breach of its obligations in respect of the Closing Conditions.
6.6.3	In the event of termination of this Agreement pursuant to clause 6.6.1, neither Party shall have any liability against the other Party except under the Surviving Provisions, unless the failure to satisfy the Closing Conditions has been caused by a Party being in Breach of its obligations in respect thereof, in which case the non-breaching Party shall be entitled to exercise any remedy available according to applicable Law and/or this Agreement.
7.	Closing
7.1	Pre-Closing deliveries
7.1.1	The Seller shall deliver to the Buyer no later than five (5) Business Days prior to the Closing Date:
(a)	a draft of the Closing Memorandum;
(b)	a calculation of the Bond Redemption Amount;
(c)	a calculation of the Pay-Off Amount, together with payment details of the person(s) to whom such amount(s) are payable and details as to how the Pay-Off Amount and the various components thereof have been calculated;
(d)	a draft Pay-Off Letter;
(e)	a draft bond release letter substantially in the form attached as Schedule 7.1.1(e) as approved by the Bond Trustee (the "Bond Release Letter");
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(f)	a draft written statement of Notified Leakage, including an itemized list of such Notified Leakage and the details of the facts underlying such Notified Leakage and a calculation (in the currency in which such Notified Leakage was incurred) of such Notified Leakage;
(g)	a draft written statement of the results of the Bring Down of Disclosures;
(h)	documentation reasonably satisfactory to the Buyer evidencing the full and valid assignment to the Group by the Sellers' Ultimate Owners of the flag logo illustrated in Schedule 7.1.1(h) (the “Licensed Mark”); provided that, effective as of the Closing, the Buyer hereby grants each of the Seller and the Seller’s Ultimate Owners (the “Licensee”) a worldwide, perpetual, non-exclusive, non-transferable, royalty-free, limited right and license to continue to use the Licensed Mark, in any field other than (i) any nonwovens business, (ii) any downstream finished good derivative, and (iii) any other line of business conducted by any Group Company as of the Closing Date (clauses (i)-(iii), collectively, the “Prohibited Fields”), subject and pursuant to the Trademark License Terms and Conditions;
(i)	documentation evidencing that Niels Lundstedt and Anette Othel, both employed by Jacob Holm & Sønner Holding A/S, have been transferred to an entity outside the Group. The documentation must clearly include that the two employees accept the transfer; and
(j)	a draft funds flow including account details and illustrating the payments to be made by the Buyer on Closing as well as the Seller’s calculation of the Purchase Price. The Buyer shall provide all assistance reasonably required for the preparation thereof, including procuring the information required for the preparation of such funds flow.
7.1.1.2	Until two (2) Business Days prior to the Closing Date, the Buyer may propose revisions to any of the items required to be delivered pursuant to clause 7.1.1(b), clause 7.1.1(c), clause 7.1.1(f) and clause 7.1.1(j). The Seller will review any such comments proposed by the Buyer and will consider, in good faith, any appropriate changes, which (if accepted) will be reflected in an updated version of such items. To the extent reasonably requested by the Buyer, the Seller will make available to the Buyer relevant records and work papers used in preparing such items and provide reasonable access to the applicable employees and representatives of the Seller in connection with the Buyer’s review thereof.
7.2	Closing
7.2.1	Closing will take place at Bruun & Hjejle Advokatpartnerselskab, Nørregade 21, DK-1165 Copenhagen K, Denmark, on the date falling ten (10) Business Days after the Closing Conditions, other than those which are only capable of being satisfied at Closing, are satisfied or waived (in no event later than on the Long Stop Date); provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the Closing Conditions, then, subject to the continued satisfaction or waiver of the Closing Conditions, the Closing shall occur instead on the earliest of (i) any Business Day during the Marketing Period as may be specified by Buyer on no less than ten (10) Business Days’ prior written notice to the Seller, (ii) the tenth (10th) Business Day following the final day of the Marketing Period or (iii) such other place, time and date as may be agreed by the Buyer and Seller.
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7.2.2	At Closing, the Seller shall take the following actions and deliver the following documents:
(a)	deliver a certified copy of the Company’s shareholders’ register documenting that the Buyer is registered therein as owner of the Shares free from any Third Party Rights;
(b)	deliver letters of resignation reasonably satisfactory to the Buyer signed by the members of the boards of directors (elected by a general meeting) of the Group, except with respect to members who are willing to continue and the Buyer has approved in writing that they shall not resign in connection with the Closing. Each letter of resignation must state that the resigning board members will resign effective as of Closing and that they do not have any claims against the relevant Group Company, save for payment of any proportionate part of their ordinary annual remuneration to be made by the relevant Group Company at or before Closing. The Buyer shall procure that any remuneration payments are made by the relevant Group Company in accordance with the underlying obligations if the remuneration fees have not been fully settled prior to Closing;
(c)	to the extent so notified by the Buyer no later than five (5) Business Days before the Closing Date, deliver letters of resignation signed by each of those auditors of a Group Company which the Buyer has determined shall resign in connection with Closing. Each letter of resignation must state that the resigning auditors will resign effective as of Closing and that they do not have any claims against the relevant Group Company, save for payment of fees for services rendered to the relevant Group Company prior to Closing. The fees shall be paid by the relevant Group Company, except for any part of the fees that are related to the Seller’s entering into of this Agreement or the transfer of the Shares pursuant hereto. The Buyer shall procure that any necessary payments are made by the relevant Group Company in accordance with the underlying obligations if the fees have not been fully settled prior to Closing;
(d)	deliver or make available to the Buyer all the financial and accounting books and records of the Group Companies (whether in electronic or hard copy form), to the extent not already in possession of the Group Companies;
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(e)	deliver or make available to the Buyer the Group Companies’ deed of incorporation, any deeds on change of name or re-registration, statutory registers and minutes and other record books (up to the time immediately prior to completion of Closing), to the extent not already in possession of the Group Companies;
(f)	deliver evidence that a redemption notice has been delivered to the Bond Trustee regarding the redemption of the Bond immediately prior to Closing;
(g)	deliver evidence that the person(s) to whom the Pay-Off Amount is payable have unconditionally and irrevocably confirmed that upon receipt of the Pay-Off Amount on the Closing Date (i) the Pay-Off Debt is satisfied in full; (ii) all Group Companies are released from any and all guarantees, indemnities and other security interests; and (iii) any and all documents and agreements relating to the Pay-Off Debt are terminated substantially in the form attached as Schedule 7.2.2(g) (the “Pay-Off Letter”);
(h)	deliver the Bond Release Letter duly signed by the Bond Trustee;
(i)	deliver evidence that each Group Company has been released from any and all obligations and liabilities, present or future, actual or contingent, under any warranty, guarantee, letter of indemnity, letter of comfort or the like assumed by a Group Company in respect of obligations and liabilities incurred by, or otherwise provided for the benefit of, the Seller or the Seller’s Related Parties which have not been released due to the payment of the Pay-Off Amount, except for salary and other employment related obligations in the ordinary course of business in accordance with existing practice during the last twelve (12) months;
(j)	provide documentation to the effect that each Group Company has paid any amount owed to the Seller or any Seller’s Related Party;
(k)	deliver confirmation that a Bring Down of Disclosures has been performed and setting forth the results thereof;
(l)	deliver discs/USBs with five (5) copies of the Due Diligence Material; and
(m)	deliver a certificate executed by a duly authorized officer of the Seller to the effect that the Buyer Closing Conditions set out in clause 6.1.2 (in respect of the Seller only), clause 6.1.3, clause 6.1.4 and clause 6.1.5 are satisfied.
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7.2.3	At Closing, the Buyer shall take the following actions and deliver the following documents:
(a)	provide documentation evidencing and statements to the effect that the Seller Closing Conditions have been satisfied;
(b)	transfer the Purchase Price to the Seller’s Bank Account in accordance with clause 4.3;
(c)	transfer the Pay-Off Amount with value date as of the Closing Date to the relevant accounts as stated in the Pay-Off Letter;
(d)	transfer the Bond Redemption Amount with value as of the Closing Date to the account stated in the Bond Release Letter;
(e)	deliver the No Claims Declaration duly signed by the Buyer;
(f)	deliver the executed Insurance Policy;
(g)	deliver evidence that the premium under the Insurance Policy has been paid; and
(h)	deliver a certificate executed by a duly authorized officer of the Buyer to the effect that the Seller Closing Conditions set out in clause 6.2.2 (in respect of the Buyer only), clause 6.2.3 and clause 6.2.4 are satisfied and/or not invoked.
7.2.4	The actions set forth in clause 7.2.2 and clause 7.2.3 shall be deemed to have taken place simultaneously so that no action is deemed to have occurred and no document is deemed to have been delivered unless and until all other actions have occurred and all other documents have been delivered. If Closing has not been completed in accordance with 7.2.1, none of the Parties’ deliveries pursuant to clause 7.2.2 and clause 7.2.3 shall be deemed to have taken place. At completion of Closing, the Parties shall approve and sign a Closing Memorandum.
7.3	Non-fulfilment of a Closing deliverable
7.3.1	If a Party fails to fulfil any of its obligations at Closing pursuant to clause 7.2.2 and clause 7.2.3 although the Closing Conditions have been satisfied or waived, such failure shall be deemed a Breach. In the event of such Breach, the non-breaching Party shall notify the breaching Party thereof and allow the breaching Party a period of ten (10) Business Days during which the breaching Party shall be entitled to remedy the Breach in order to proceed with Closing.
7.3.2	After expiry of the remedy period set forth in clause 7.3.1, the non-breaching Party is entitled to either:
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(a)	waive any deliverable by the breaching Party, with the effect that Closing may occur;
(b)	defer Closing to a subsequent Business Day (so that the provisions of this clause 7 will apply to the deferred Closing);
(c)	proceed to Closing as far as practicable (without limiting its rights under this Agreement as a consequence thereof); or
(d)	provided that the Breach is material, submit a written notice of termination of this Agreement to the breaching Party and exercise any remedy available according to applicable Law and/or this Agreement.
7.3.3	If Closing has not occurred on or before the Long Stop Date, subject to clause 6.6.2, this Agreement may be terminated by the Seller or by the Buyer by giving written notice of immediate termination of the Agreement to the other Party.
7.3.4	If this Agreement is terminated pursuant to clause 7.3.2 and/or clause 7.3.3, all obligations of the Parties under this Agreement will end immediately, except for the below clauses which will survive such termination unimpaired:
(a)	in case of a Breach, any clauses setting out the rights of the non-breaching Party’s to pursue legal remedies, in which case the limitations set forth in clause 13.4.1 (De Minimis and Basket) and clause 13.4.2 (Cap) shall not apply;
(b)	any clauses related to any accrued rights or obligations arising under this Agreement before termination, which will continue to exist;
(c)	clause 1 (Definitions and interpretation), clause 5 (Operations until Closing), clause 18 (Confidentiality and publication), clause 19 (Other provisions) and clause 21 (Governing law and disputes) will survive for an indefinite term; and
(d)	any other clauses expressly stated to continue without limitation in time,

(together, the “Surviving Provisions”).

8.	Actions after Closing
8.1	Filings
8.1.1	Promptly after Closing, the Buyer shall hold a general meeting of each Group Company for the purpose of electing new members of the board of directors in replacement of the members resigning in accordance with clause 7.2.2(b) and, to the extent applicable, appointment of new auditors in replacement of the auditors resigning in accordance with clause 7.2.2(c). The Buyer shall file the changes with the relevant national authorities as soon as practicably possible and no later than three (3) Business Days after the Closing Date.
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8.1.2	The Buyer shall as soon as practicably possible and no later than three (3) Business Days after the Closing Date file the change of beneficial ownership of the Company with the Luxembourg Register of Beneficial Owners (Registre des Bénéficiaires Effectifs) in accordance with applicable Law.
8.2	Further assurance
8.2.1	Subject to the limitations under applicable Law and this Agreement, each of the Parties shall, at its own cost and expense (unless otherwise specified by this Agreement), sign and deliver any such documents and take any such actions as may reasonably be required by the other Party in order to carry out the provisions of this Agreement and to consummate the Transaction.
9.	Due diligence
9.1	During the period 14 May 2021, through 21 July 2021, the Buyer, its representatives and its advisers have been given the opportunity to review and conduct a due diligence investigation of the legal, commercial, environmental, technical, financial, accounting, tax and other matters concerning the Group. The Buyer and its representatives and advisers have been given access to ask questions and request additional information related thereto, and the management of the Group has made a presentation of the Group and its activities to the Buyer and its representatives and advisers who have been permitted to ask questions to this at the Q&A Sessions. The Buyer recognises that information requested by the Buyer has been supplied and that questions of the Buyer have been answered to the overall reasonable satisfaction of the Buyer.
10.	Seller’s Warranties
10.1	The Seller warrants to the Buyer that the Seller’s Warranties are true and correct as per the Signing Date. The Seller’s Warranties shall be deemed to have been repeated at the Closing Date, subject to the Bring Down of Disclosures.
10.2	The Seller’s Warranties are in each case subject to, and qualified by, all matters, facts or circumstances Disclosed, including in the Bring Down of Disclosures or otherwise within the Buyer’s Knowledge at the time the Warranties are given or repeated, as applicable (for the avoidance of doubt the Seller’s Warranties given as per the Signing Date are not qualified by or subject to the Bring Down of Disclosures).
10.3	The Seller’s Warranties are the Seller’s complete and only warranties in connection with this Agreement or the Transaction. The Buyer is not entitled to rely on any assumptions, warranties, agreements or declarations not explicitly stated in this Agreement. The Seller gives no representation or warranty and accepts no liability whatsoever, and has no obligation to indemnify the Buyer, in respect of information on prospects concerning the future or otherwise of a forward-looking nature, including any matter which is, or may amount to, an opinion, budget, forecast, business plan or projection as to the future operation or profitability of the Company or the Group, regardless of whether such information is included in the Due Diligence Material or otherwise Disclosed or provided to the Buyer.
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11.	Buyer’s Warranties and undertakings
11.1	Financing commitment documentation
11.1.1	During the period between Signing and Closing (both dates inclusive), the Buyer shall not, save with the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)	terminate or amend the Debt Commitment Letter in a manner that would be adverse to the Buyer's ability to satisfy its obligations to pay the Purchase Price at Closing; provided that notwithstanding any other provision in this Agreement, the Buyer shall be entitled from time to time to (x) amend, restate, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letter or substitute other financing for all or any portion of the Debt Financing from the same or alternative financing sources and (y) amend, restate, replace, supplement or otherwise modify the Debt Commitment Letter for the purpose of adding agents, co-agents, lenders, arrangers, bookrunners or other persons that have not executed the Debt Commitment Letter as of the date hereof, so long as, in the case of (x) and (y), such amendments, replacements or modifications do not contain conditions to the availability of the Debt Financing on the Closing Date that are more onerous individually or taken as a whole than those conditions and terms contained in the Debt Commitment Letter as of the date hereof; or
(b)	take or omit to take any other action as set forth in the Debt Commitment Letter, the result of which would be adverse to the Buyer's ability to satisfy its obligations to pay the Purchase Price at Closing.
11.2	Buyer’s Warranties
11.2.1	The Buyer warrants to the Seller that each of the following Warranties is true and accurate in all respects:
(a)	it is a corporation, duly incorporated, validly existing and in good standing under the Law of its jurisdiction of incorporation;
(b)	the Buyer has the required corporate authority (i) to operate its business, (ii) to own its assets, (iii) to sue and be sued, (iv) to conclude this Agreement, and (v) to fulfil its obligations under this Agreement;
(c)	the Buyer has taken all actions required by its Corporate Documents and applicable Law to execute, deliver and perform its obligations under this Agreement, including to take the actions required to be taken by it to effect the Closing;
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(d)	the Buyer is not required to have this Agreement and the fulfilment of the obligations of this Agreement approved by any shareholder, creditor or, subject to receipt of the Merger Clearance Approvals, any other Person or, except for disclosure required by the U.S. Securities Act of 1933 (as amended) or the U.S. Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder or otherwise provided by this Agreement, to file or register this Agreement with any public authority;
(e)	subject to the execution and delivery of this Agreement by Seller, this Agreement is binding on the Buyer, subject to the effect of any applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally, and its terms may be enforced against the Buyer;
(f)	assuming the funding in full by the Commitment Parties of the Debt Financing as contemplated by the Debt Commitment Letter, the Buyer has or will have at Closing sufficient financing for the consummation of the Transaction;
(g)	the conclusion of this Agreement and the fulfilment of the obligations of this Agreement do not conflict with (i) the Buyer’s Corporate Documents; (ii) any judgment, court order or other decision made by a court, arbitration tribunal or public authority being binding on the Buyer; or (iii) subject to receipt of the Merger Clearance Approvals, any Law to which the Buyer is subject; and
(h)	as of the Signing Date, the Buyer has not been met with any claim or lawsuit, and is not a party to any dispute before a court, arbitration tribunal or public authority, which would be reasonably likely to prevent or delay the Closing.
11.2.2	The Buyer’s Warranties are given with effect as per the Signing Date, and shall be deemed to have been repeated at the Closing Date.
12.	No Leakage indemnity
12.1	Unless deducted pursuant to clause 4.1.2, the Seller agrees to hold harmless and indemnify the Buyer on a USD-for-USD basis against any and all Losses, directly or indirectly, arising out of or relating to any Leakage wholly or partly decided, declared, entered into, executed, accrued, distributed, waived or triggered, arising or implemented during the period from the Accounts Date until Closing, provided that always the Seller’s liability pursuant to this clause 12 shall be limited in total to an amount equal to the amount of Leakage, together with any reasonable out-of-pocket costs and expenses incurred by Buyer in enforcing its rights against the Seller pursuant to this clause 12 or the Seller’s Ultimate Owners pursuant to clause 16.
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12.2	The Seller’s obligation to indemnify the Buyer under this clause 12 shall not be subject to the limitations set forth in clause 13.1.5 (Buyer’s Knowledge), clause 13.1.6 (Right to remedy), clause 13.3 (Calculation of Loss), clause 13.4.1(a) (De Minimis Threshold), clause 13.4.1(b) (Basket), clause 13.4.2 (Cap), clause 13.5.1(a) and clause 13.5.1(b) (Time limitations), and clause 13.6 (Notice of the Claim).
12.3	From the Signing Date, the Seller shall promptly, and no later than in accordance with clause 7.1.1(f), notify the Buyer in writing if the Seller becomes aware that any Leakage has occurred ("Notified Leakage"), which Notified Leakage shall include the items set forth on Schedule 12.3. Any such Notified Leakage shall be deducted from the Purchase Price payable to the Seller at Closing in accordance with clause 4.1.2.
12.4	If the Buyer identifies that Leakage has occurred during the period from the Accounts Date until Closing, and no adjustment to the Purchase Price was made in respect of such Leakage at Closing, the Buyer shall no later than eighteen (18) months after the Closing Date deliver a written notice to the Seller of any such Leakage, together with reasonable evidence of the Leakage (the “Buyer’s Leakage Notice”). The Seller will be deemed to have accepted such Buyer’s Leakage Notice – and the Seller thereby agrees within 10 Business Days to pay and/or cause to be paid any Leakage, together with Interest accrued from the date of the Leakage until payment to the Buyer (which shall be deemed an adjustment of the Purchase Price) – except if the Seller delivers a written notice to the Buyer disputing the relevant Leakage (a “Dispute Notice”) within 20 Business Days of receipt of the Buyer’s Leakage Notice. Within such period, the Seller may request the Buyer to grant the Seller and its advisors access to all information and documentation reasonably required to assess the Buyer’s Leakage Notice as well as to the Group’s management and accounting staff in relation to such Leakage, in each case to the extent permitted under applicable Law and subject to the terms of customary access letters.
12.5	If a Dispute Notice is delivered within the 20 Business Days period set forth in clause 12.3, the Seller and the Buyer shall negotiate in good faith to agree on the amount of the Leakage. If the Seller and the Buyer do not agree on the amount of the Leakage within 20 Business Days of receipt of the Dispute Notice, the amount of the Leakage shall be determined by a partner of EY Godkendt Revisionspartnerselskab, or if EY Godkendt Revisionspartnerselskab is unable or unwilling to act, by another internationally recognized auditing firm with no relations to either Party during the preceding 3 years, unless otherwise agreed by the Parties (the “Expert”). In the event that the Seller and the Buyer cannot agree on the appointment of the Expert, other than EY Godkendt Revisionspartnerselskab, within 20 Business Days from expiry of the period for agreeing the amount of the Leakage, the Expert shall be appointed by FSR – danske revisorer at the request of either Party.
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12.6	The Expert shall (i) be instructed to determine the amount of the Leakage, if any, within 20 Business Days of its appointment, (ii) be entitled to determine the procedure applicable to its determination, and (iii) act as expert only and not as arbitrator and shall not be competent to make decisions concerning the legal interpretation of the Agreement, except with respect to this clause 12. The determination by the Expert shall, absent manifest error, be final and binding on the Parties and not subject to arbitration set forth in clause 21.2.
13.	Seller’s Liability
13.1	General principles
13.1.1	The Seller shall be liable for any Loss suffered by (a) the Buyer or any Group Company arising out of a Breach or (b) in the case of a Tax Indemnity Claim, any Losses suffered by Buyer or any Group Company, in each case in accordance with the general rules of Danish law, subject to the rights and limitations stated in this clause 13. In the event of a Breach of the Seller’s Warranties, the Buyer shall make a Claim under the Insurance Policy subject to the terms of clause 13.2 including, for the avoidance of doubt, that the Seller shall remain liable for any Breach of Fundamental Warranties in accordance with clause 13.2.
13.1.2	The Seller is in no event liable for any indirect (except in relation to any reasonably foreseeable Loss arising out of a Breach of the Seller’s Warranties) or consequential loss, loss of goodwill, loss of profits or punitive damages.
13.1.3	The Buyer shall mitigate its Loss in accordance with the general principles of Danish law.
13.1.4	The Seller shall not be liable for any Losses, unless such Losses are effectively sustained.
13.1.5	Except in respect of the Fundamental Warranties, a Tax Indemnity Claim, a Breach of covenant or as a result of fraud, fraudulent misrepresentation or wilful misconduct by the Seller, the Seller has no obligation to indemnify the Buyer for any Loss to the extent the relevant Breach is attributable to matters, facts or circumstances which have been Disclosed or are otherwise within the Buyer’s Knowledge as at the Signing Date or the Closing Date.
13.1.6	The Seller shall be entitled to remedy a Breach, if such Breach is reasonably capable of being remedied, within twenty (20) Business Days after receipt of the Notice of the Claim. The Claim will cease to exist if and to the extent the Seller duly remedies the Breach such as to result in the Buyer or, if applicable, any or incurring a reduced Group Company not incurring any Loss.
13.1.7	Any liability of the Seller’s Ultimate Owners under this Agreement shall be several and not joint and accordingly, each of the Sellers’ Ultimate Owners shall only be liable towards the Buyer according to their Pro Rata Portions.
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13.2	Insurance Policy
13.2.1	Subject to the terms and limitations of this Agreement, the Buyer shall make any and all Warranty Claims, exclusively under the Insurance Policy and the Buyer shall have no recourse or otherwise any right to make any such Warranty Claims against the Seller, except (i) in respect of the Fundamental Warranties, (ii) in respect of a Tax Indemnity Claim, and/or (iii) if such Warranty Claim is the consequence of fraud, fraudulent misrepresentation or wilful misconduct by the Seller at or prior to Closing, in which case the Seller shall indemnify the Buyer in accordance with the terms and conditions of this Agreement provided that the Buyer has first sought compensation under the Insurance Policy (unless coverage is excluded under the Insurance Policy).
13.2.2	Except as explicitly set forth in this clause 13.2, the Buyer shall have no claim or recourse against the Seller for any Warranty Claim that is not covered under the Insurance Policy, including if such exclusion is caused by the Bring Down of Disclosures. Any liability of the Seller pursuant to this clause 13.2 shall be in accordance with and subject to the limitations set forth in this clause 13.
13.2.3	The Buyer undertakes to ensure that the Insurance Policy provides that any insurance provider and any other parties deriving rights under the Insurance Policy shall not raise any Warranty Claim against the Seller in respect of or as a result of payments made under the Insurance Policy except in the event of fraud, fraudulent misrepresentation or wilful misconduct by the Seller.
13.2.4	The Buyer hereby expressly acknowledges, and the Parties agree, that the validity and collectability risk in respect of the Insurance Policy and the risk of maintaining the Insurance Policy shall solely and irrevocably rest with the Buyer and for the avoidance of doubt the amendment or termination of the Insurance Policy shall not in any way affect or increase the Seller’s liability under this Agreement. In addition to the validity and collectability risk resting with the Buyer, the Buyer undertakes to use its commercially reasonable efforts to comply with any and all procedures, notice periods and other requirements applicable under the Insurance Policy necessary for obtaining coverage under the Insurance Policy and for filing claims under the Insurance Policy.
13.2.5	Except as specifically provided in clause 13.2.1 of this Agreement, in no event shall the limits or unavailability of the Insurance Policy for any reason affect or increase the Seller’s liability under this Agreement.
13.3	Calculation of Loss
13.3.1	Any Loss shall be calculated on a USD 1 for USD 1 basis without taking into account any multiple or other method used for the calculation of the Purchase Price, provided that any Loss arising out of a Breach of Seller’s Warranties shall be calculated in accordance with general rules of Danish law subject to the limitations set out in the Agreement.
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13.3.2	The following Losses cannot form the basis of a Claim against the Seller for a Breach of Seller’s Warranties:
(a)	any Loss to the extent that a specific provision or write-off has been made in the financial statements contained in the Group Annual Report and/or the Company Annual Report; and/or
(b)	any Loss caused by changed Law or any change in Law, or any change in tax rates, or the Accounting Principles adopted after the Signing Date (except any changes adopted by the Seller prior to the Closing, where the adoption of the change was not required by mandatory Law) or actions taken or omissions by the Buyer or the Group after Closing (other than an action that is requested in writing by the Seller or an action that is otherwise required by this Agreement).
13.3.3	A liability, which is contingent, shall not constitute a Loss unless and until such contingent liability becomes an actual liability and is due and payable.
13.3.4	When calculating a Loss, the Buyer shall take into account any amount and any benefit (provided that such benefit can reasonably be quantified as a cash amount) that the Buyer or the Group has received from a third party as a result of the matter the subject of the Buyer’s Claim, and any such amount and benefit shall be set off against the Buyer’s Claim against the Seller, including:
(a)	any net Tax savings that the Buyer or a Group Company has received (provided, that, for purposes of this clause 13.3.4, a Tax savings shall be treated as received only to the extent that it is actually utilized by the Buyer or a Group Company to reduce the amount of Taxes payable by the Buyer or the applicable Group Company (as determined on a with-and-without basis)); and/or
(b)	any insurance benefit that the Buyer, the Buyer’s Affiliates or a Group Company has received.
13.3.5	The Buyer shall not be allowed to obtain payment or compensation more than once for or in respect of the same matter or incident. If the Buyer subsequently receives payment from a third party (other than the insurer(s) under the Insurance Policy) in respect of a Claim which the Buyer has already recovered from the Seller, the Buyer must promptly repay an equal amount to the Seller (less the costs and expenses of the Buyer or its Affiliates incurred in obtained such amount) with the addition of Interest from the date on which the amount was received from such third party.
13.3.6	Any indemnification obligation of the Seller (including any indemnification obligation with respect to Leakage or a Tax Indemnity Claim) shall be settled by cash payment to the Buyer. The Seller’s indemnification against any Loss will be considered as a USD-for-USD reduction of the Purchase Price.
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13.3.7	Any circumstance reducing the use of the Group’s Tax assets arising in a taxable period ending on or prior to the Accounts Date will not be considered a Loss.
13.4	Liability thresholds and Cap
13.4.1	The Seller shall not be liable for the Buyer’s Loss unless:
(a)	each individual Loss (or serial of related Losses arising from the same matter or circumstance) as finally determined exceeds USD 100,000 (the “De Minimis Threshold”); and
(b)	the total amount of the Buyer’s Losses, comprising each Loss (or serial of related Losses arising from the same matter or circumstance) as finally determined exceeding the De Minimis Threshold, exceeds USD 1,575,000 (the “Basket”) and in that case the Buyer shall be entitled to claim the part of the Loss exceeding USD 1,575,000.
13.4.2	Subject to clause 13.4.4 and clause 13.9, the maximum aggregate liability of the Seller for any and all Claims arising out of a Breach of the Seller's Warranties shall be limited in total to an amount equal to USD 31,500,000 (the “Cap”).
13.4.3	Losses not exceeding the De Minimis Threshold once finally determined shall not qualify for a Claim in respect of a Breach of the Seller's Warranties.
13.4.4	A Claim against the Seller in respect of a Breach of the Fundamental Warranties, a Breach of covenant or other obligation of Seller under this Agreement, or a Tax Indemnity Claim shall not be subject to the limitations set forth in clause 13.1.4 (Buyer's knowledge), clause 13.4.1(a) (De Minimis Threshold), clause 13.4.1(b) (Basket) and clause 13.4.2 (Cap) and shall only be limited such that (a) any Claim in respect of a Breach of Fundamental Warranties, together with all other Claims in respect of a Breach of Fundamental Warranties that may be raised against the Seller (other than with respect to Leakage), shall not exceed, in the aggregate, an amount equal to 20% of the Purchase Price, (b) any Tax Indemnity Claim, together with all other Tax Indemnity Claims that may be raised against the Seller (other than with respect to Leakage) shall not exceed, in the aggregate, an amount equal to the Tax Indemnity Amount, and (c) any Claim in respect of any other Breach, together with all other Claims in respect of a Breach or a Tax Indemnity Claim that may be raised against the Seller (other than with respect to Leakage) shall not exceed, in the aggregate, an amount equal to the Purchase Price.
13.5	Time limitations
13.5.1	The Seller shall not be liable for the Buyer’s Loss unless the Buyer has given the Notice of the Claim (as set forth and in accordance with clause 13.6):
(a)	no later than twenty-four (24) months after the Closing Date, unless the Claim relates to a Breach of the Seller’s covenants or other obligations under this Agreement, the Fundamental Warranties, the Tax Warranties or a Tax Indemnity Claim;
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(b)	no later than seven (7) years after the Closing Date if the Claim relates to a Breach of the Fundamental Warranties or the Tax Warranties;
(c)	no later than five (5) years after the Closing Date if the Claim relates to a Tax Indemnity Claim;
(d)	no later than eighteen (18) months after the Closing Date if the Claim relates to a Breach of Seller’s covenants or other obligations to be performed prior to the Closing Date; and
(e)	with respect to any covenants or other obligations of the Seller or the Seller’s Ultimate Owners to be performed after the Closing Date, the date that is three (3) months after the date on which such covenants or other obligations have been fully performed or otherwise expire in accordance with their terms.
13.5.2	Irrespective of the matter, fact or circumstance giving rise to the Claim, the Buyer shall provide the Notice of the Claim in accordance with clause 13.6, no later than sixty (60) Business Days after the Buyer becomes aware of the basis of a Claim or facts, or circumstances giving rise to a possible Claim.
13.5.3	Failure to give Notice of the Claim within the time limitations set forth in clause 13.5.1 and clause 13.5.2 shall automatically result in the Claim being considered forfeited by the Buyer.
13.6	Notice of the Claim
13.6.1	Unless otherwise stated in the Insurance Policy, which prevails in relation to Claims covered by the Insurance Policy, in the event that the Buyer wishes to make a Claim against the Seller, or if the Buyer becomes aware of a matter which may give rise to a Claim against the Seller, the Buyer shall give a notice of such Claim to the Seller in accordance with this clause 13.6.1 (a “Notice of the Claim”), at all times subject to the time limitations set forth in clause 13.5. Failing to do so, the Seller shall not be liable for the Loss arising out of the Claim in question and the Claim will as such be considered as forfeited.
13.6.2	Unless a Notice of the Claim
(a)	includes a reasonably detailed description of the Claim, its factual and legal basis and, to the extent possible based on information available at the time, a calculation of the Loss or the estimated Loss; and
(b)	is accompanied by reasonable written documentation to support the Claim,
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such Notice of the Claim shall be considered invalid for the purpose of this Agreement.

13.6.3	In the event that the Seller rejects any liability to the Buyer in respect of a Claim, for which a Notice of the Claim has been duly delivered to it by the Buyer, the Seller shall inform the Buyer accordingly in writing, and an ensuing dispute is to be resolved by arbitration proceedings in accordance with clause 21. In such case, the Buyer shall commence the arbitration proceedings in respect of the Claim, provided not covered by the Insurance Policy, within sixty (60) Business Days as of the Buyer’s receipt of the Seller’s written rejection notice, failing which the Seller’s liability to the Buyer in respect of the Claim will automatically cease and be considered as forfeited.
13.7	Third Party Claims
13.7.1	As soon as practicably possible after receipt by the Buyer or a Group Company of a notice of any claim not being fully covered by the Insurance Policy and which may entitle the Buyer to make a Claim (including a Tax Indemnity Claim) against the Seller (a “Third Party Claim”), the Buyer shall notify the Seller in writing and the Buyer shall thereafter consult with the Seller in respect of the Third Party Claim and permit, and ensure that the Group permits the Seller and its advisers reasonable access to all relevant employees of the Group or the Buyer’s group, as applicable, documents, information and records, for the purpose of investigating the matter and enabling the Seller to take any action required in connection with this clause 13.7, in each case to the extent reasonably required by the Seller and permitted by applicable Law.
13.7.2	Provided that the Seller irrevocably and in writing accepts its liability towards the Buyer for any and all Losses resulting from such Third Party Claim, the Seller is entitled, by written notice to the Buyer, to assume control of the defense of the Third Party Claim with counsel of its own choice on behalf of the relevant Group Company at its own cost. If the Seller decides to assume control of the defense, the Buyer and the relevant Group Company will cooperate with the Seller and its advisors in the defense of the Third Party Claim, to the extent reasonably required and subject always to applicable Law, including gathering information, documentation and evidence, ensuring reasonable access to employees of the Group or the Buyer’s group, as applicable, for interviews and presence at trial, and taking all such action, which the Seller may reasonably request. Any reasonable and documented out of pocket costs incurred by the Buyer or any Group Company in connection with such cooperation shall be paid by the Seller. The Seller shall, in its sole discretion, defend, settle or otherwise make arrangements regarding an Third Party Claim which the Seller has assumed control of pursuant to this clause 13.7.2; provided that Seller shall not settle any Third Party Claim without the Buyer’s consent (such consent not to be unreasonably withheld or delayed) unless such settlement is only for the payment of a monetary amount for which Seller shall be entirely responsible and the Buyer and each applicable Group Company is fully released by the third party from all liability in respect of such Third Party Claim. The Seller shall only use any documents, information and access obtained in accordance with this clause for the purpose of the relevant Third Party Claim and, except to the extent disclosure is required in the framework of the legal or arbitral proceedings, the Seller shall keep such documents and information confidential.
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13.7.3	Whether or not the Seller has assumed control of the defense, the Buyer shall not admit any liability with respect to or settle, compromise or discharge a Third Party Claim, without the Seller’s prior written consent (such consent not to be unreasonably withheld or delayed). If the Seller does not, or until the Seller does, assume control of the defense, the Buyer shall keep the Seller informed on an ongoing basis of all significant developments in relation to the Third Party Claim, including such information as the Seller may reasonably require, and take all action(s) that the Seller may reasonably request to avoid, dispute, resist, defend or appeal the Third Party Claim.
13.8	Exclusive remedies
13.8.1	Neither Party is entitled to terminate this Agreement (except for the situations set forth in clause 6.6 or clause 7.3) or demand a proportionate reduction of the Purchase Price (in Danish: “forholdsmæssigt afslag”). After Closing, except in the case of fraud, fraudulent misrepresentation or wilful misconduct or as contemplated by clause 21.6, the right to make a Claim in accordance with this clause 13, clause 14 or clause 16 is the Buyer’s only remedy for a Breach of the Seller.
13.9	Qualified Breach
13.9.1	The limitations set forth in this clause 13 do not apply to any Claim for a Breach arising or out of or as a result of fraud, fraudulent misrepresentation or wilful misconduct. In that case, the general principles of Danish law will apply, provided that the Seller’s liability to the Buyer in respect to any such Claim(s), together with all other Claims that may be raised against the Seller (other than with respect to Leakage), shall not exceed, in the aggregate, the Purchase Price.
13.10	Waivers and indemnities
13.10.1	The Buyer hereby irrevocably waives - and agrees to procure that each Group Company waives - any claim against any person having served as member of the executive management or the board of directors (or similar position in a non-Danish Group Company) of a Group Company at any time prior to Closing based on such persons’ acts or omissions as board members and members of other relevant corporate bodies of a Group Company. Exempted from this discharge shall be any liability relating to any such person’s wilful misconduct or fraud and the Buyer shall not be obligated to procure that each Group Company grants discharge if any wilful misconduct or fraud has been discovered prior to the date of the first annual shareholders’ meeting following Closing.
13.10.2	Save as otherwise provided in this Agreement, the Buyer undertakes to indemnify and hold the Seller harmless against any Loss suffered by the Seller or any of the Seller’s Related Parties arising out of any claim by a Group Company against the Seller or any of the Seller’s Related Parties if the Buyer is excluded from raising such claim against the Seller under this Agreement (excluding amounts owing on normal credit terms in the ordinary course of business, which amounts remain outstanding until due).
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13.10.3	If subsequent to Closing, the Seller becomes aware that the Seller or any of the Seller’s Related Parties remains liable - whether actually or potentially – under any guarantee or other agreement which relates solely to the obligations of a Group Company, then the Buyer shall use commercially reasonable efforts to ensure the release of the Seller or such Seller’s Related Parties from any such liability as soon as reasonably practicable.
14.	Tax Indemnity
14.1	Subject to Closing occurring, the Seller shall indemnify and hold harmless the Buyer and the Group on an USD-for-USD basis from and against any and all Losses suffered by the Buyer or any Group Company to the extent arising out of or attributable to the matters set forth on Schedule 14.1 (the indemnity contained in this clause 14.1, the “Tax Indemnity”).
14.2	None of the limitations set out in clause 13.1.4, 13.1.5, 13.1.6, 13.2, 13.4.1, 13.4.2 or 13.4.3 shall apply to any Tax Indemnity Claim.
14.3	The Buyer shall not, and shall procure that each Group Company refrains from (a) amending or otherwise modifying any Tax Return of any Group Company for any taxable period ending on or prior to the Accounts Date or (b) initiating or entering into any voluntary disclosure Tax program, agreement, or arrangement with any Tax authority regarding any Taxes of any Group Company for any taxable period ending on or prior to the Accounts Date, in each case, unless (i) the Buyer obtains the prior written consent of the Seller prior to taking such action (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) such action is required by applicable Law or (iii) such action would not be reasonably expected to give rise to a Tax Indemnity Claim.
14.4	Without prejudice to clause 13.7, to the extent any Tax authority makes contact with the Buyer or a Group Company in writing regarding any fact or circumstance that could reasonably be expected to lead to a Tax Indemnity Claim, the Buyer shall promptly notify the Seller hereof and the Buyer shall consult with the Seller on its response; provided, that the Buyer’s failure to notify the Seller pursuant to this clause 14.4 shall not relieve the Seller of its indemnification obligations under this Agreement in respect of the Tax Indemnity Claim, except to the extent that the Seller is actually prejudiced by such failure. To the extent requested by the Seller, the Buyer shall and shall cause each Group Company to, assist and cooperate with respect to such response to the applicable Tax authority. The Parties and their legal advisers shall work together and shall without undue delay share all information relevant for such response, including any and all filings and correspondence with the relevant Tax authority, unless the sharing of such information is contrary to applicable Law, in which case such information shall only be shared on an external counsel-to-counsel basis, to the extent legally permissible.
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15.	Restrictive Covenants
15.1	During a period of twenty-four (24) months from the Closing Date, the Seller and each of the Sellers' Ultimate Owners (each a “Restricted Party”) shall not;
i.	be, directly or indirectly, engaged, economically interested or otherwise involved (whether as shareholder, investor, director, employee, consultant, partner, agent or otherwise) in any Competing Business. This restriction shall not apply to portfolio investments, directly or indirectly, in listed securities that do not exceed five (5) per cent in total of the shares and voting rights of the listed company; or
ii.	be entitled to, directly or indirectly, actively seek to solicit or hire any current employee of the Group (or any individual who was an employee of the Group in the preceding six (6) months) without the prior written consent of the Buyer, or in any way cause or encourage such employees to leave any of the Group Companies.
15.2	If a Restricted Party contemplates to be employed with or become a consultant for or otherwise assist or become involved in any undertaking that will or may constitute a Competing Business in violation of clause 15.1(i) (such business the “New Business”), the relevant Restricted Party (such Person the “Notifying Person”) shall be entitled to provide a notice to the Buyer requesting the Buyer to consider whether the New Business will in the Buyer’s view, if undertaken by the Notifying Person, constitute a Competing Business. The Buyer must no later than fifteen (15) Business Days after having received notice from the Notifying Person provide its consent to or reject that the Notifying Person undertakes the New Business. Any consent provided shall be binding and irrevocable on the Buyer.
15.3	If a Restricted Party does not comply with clause 15.1, the Buyer shall as soon as reasonably practicable send a written notice thereof to such Restricted Party who shall remedy the non-compliance no later than ten (10) Business Days after the receipt of the notice.
15.4	In case of any non-compliance with clause 15.1, the Buyer will in addition to remedies under Danish law be entitled to seek an injunction (in Danish “fogedforbud”) before the ordinary courts anywhere in the world against the Seller without having to put up any security irrespective of the provision for arbitration.
16.	Equity undertaking and Seller’s Ultimate Owners guarantee
16.1	As security for the Buyer’s Claim against the Seller under this Agreement, each of the Seller’s Ultimate Owners undertakes to procure that the Seller shall maintain in its accounts unrestricted cash or Cash Equivalents as follows:
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16.1.1	for a period of eighteen (18) months after the Closing Date, in an amount equal to no less than 20% of the Purchase Price; provided that if prior to the expiration of such eighteen (18) month period the Buyer delivers a Notice of the Claim for a Breach by the Seller (other than a Breach of Fundamental Warranties or with respect to Leakage (which is the subject of clause 16.3) or a Tax Indemnity Claim (which is the subject of clause 16.1.2)), then following such eighteen (18) month period until such Claim has been fully resolved or dismissed, Seller’s Ultimate Owners shall cause the Seller to maintain in its accounts unrestricted cash or Cash Equivalents in an amount equal to the lesser of 20% of the Purchaser Price or the Losses described in such Notice of the Claim; and
16.1.2	for a period of thirty-six (36) months after the Closing Date, in an amount equal to no less than the Tax Indemnity Amount (plus any amount required to be retained by the Seller in accordance with the proviso to clause 16.1.1); provided that if prior to the expiration of the thirty-six (36) month period after the Closing the Buyer delivers a Notice of the Claim for a Tax Indemnity Claim, then after such thirty-six (36) month until such Claim has been fully resolved or dismissed, Seller’s Ultimate Owners shall cause the Seller to maintain in its accounts unrestricted cash or Cash Equivalents in an amount equal to the lesser of the Tax Indemnity Amount or the Losses described in such Notice of the Claim.
16.1.3	From time to time at the Buyer’s reasonable written request prior to the thirty-six (36) month anniversary of the Closing Date (as such period may be extended as provided in this clause 16.1), , the Seller shall deliver to the Buyer reasonable written evidence of the Seller's compliance with its obligations set forth in this clause 16.1.
16.2	Poul Martin Mikkelsen shall be liable for a Breach of the undertaking set forth in clause 16.1 for an amount of up to two-thirds (2/3) of the amounts set forth in clause 16.1, and Martin Mikkelsen shall be liable for a Breach of the undertaking set forth in this clause 16.1 for an amount of up to one-third (1/3) of the amounts set forth in clause 16.1 (such fractions being the respective “Pro Rata Portions” of each of the Seller’s Ultimate Owners). The Seller’s Ultimate Owners shall have no liability for Breach of clause 16.1 if they each are, and have been, in compliance with clause 16.1 but the available funds of the Seller are less than the amounts stated in clause 16.1 as a result of a decrease in the investment value of any Cash Equivalents maintained in the Seller’s accounts.
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16.3	Each of the Sellers’ Ultimate Owners hereby, on a several and not joint basis in accordance with his Pro Rata Portion, irrevocably and unconditionally, as a direct and primary obligor (in Danish: “Selvskyldnerkautionist”), guarantees to the Buyer on the terms set forth in this clause 16.3 the full and punctual payment of all amounts payable by the Seller pursuant to this Agreement in respect of (i) any Claim arising out of or relating to a Breach of Fundamental Warranties that may be raised against the Seller, (ii) any Loss, directly or indirectly, arising out of or relating to any Leakage and (iii) during the period commencing on the end of the thirty-sixth (36th) month after the Closing Date and ending on the date that is five (5) years after the Closing Date, any Loss, directly or indirectly, arising out of or relating to any Tax Indemnity Claim (provided that if prior to the fifth (5th) year anniversary of the Closing Date the Buyer delivers a Notice of the Claim for a Tax Indemnity Claim, then the obligations in this sub-clause (iii) shall, with respect to such Claim, extend after such fifth (5th) anniversary until such Claim has been fully resolved or dismissed) ((i), (ii) and (iii) collectively, the “Seller Guaranteed Obligations”). Upon failure by the Seller to pay, and/or otherwise to perform, punctually any Seller Guaranteed Obligation, each of the Sellers’ Ultimate Owners shall on demand by the Buyer pay his Pro Rata Portion of the amount of the specific Seller Guaranteed Obligation not so paid, and/or perform and fulfil the specific Seller Guaranteed Obligation not performed or fulfilled, at the place and in the manner specified in the Agreement, provided that the Sellers’ Ultimate Owners shall following the on demand request from the Buyer be granted reasonable time to facilitate payment and/or fulfilment of the not paid and/or not performed or fulfilled Seller Guaranteed Obligation. The Sellers’ Ultimate Owners’ obligations pursuant to this clause 16.3 shall remain in full force and effect until all Seller Guaranteed Obligations have been paid, and/or otherwise performed, in full. If the Seller is declared insolvent or bankrupt, the Guaranteed Obligations shall, as they fall due, be payable by the Sellers’ Ultimate Owners in accordance with this clause 16.3 on demand by the Buyer. Each of the Seller’s Ultimate Owners covenants and agrees not to take (or commit to take) any action with the intention of avoiding or evading his obligations under this clause 16.3.
17.	Parent Guarantee
17.1	The Parent hereby irrevocably and unconditionally, as direct and primary obligor (in Danish: “Selvskyldnerkautionist”), guarantees to the Seller (i) the full and punctual payment of all amounts payable by the Buyer from time to time according to the Agreement, including any Claim the Seller may have against the Buyer and (ii) the full and punctual fulfilment by the Buyer of all the Buyer’s other obligations in accordance with this Agreement (each a “Guaranteed Obligation”). Upon failure by the Buyer to pay, and/or otherwise to perform, punctually a Guaranteed Obligation, the Parent shall on demand by the Seller pay the amount of the specific Guaranteed Obligation not so paid, and/or perform and fulfil the specific Guaranteed Obligation not performed or fulfilled, at the place and in the manner specified in the Agreement; provided that the Parent shall, following the on demand request from the Seller be granted reasonable time to facilitate payment and/or fulfilment of the Guaranteed Obligation not paid and/or not performed or fulfilled. The Parent’s obligations pursuant to this clause 17.1 shall remain in full force and effect until all Guaranteed Obligations have been paid, and/or otherwise performed, in full. If the Buyer is declared insolvent or bankrupt, the Guaranteed Obligations shall, as they fall due, be payable by the Parent in accordance with this clause 17.1 on demand by the Seller.
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18.	Confidentiality and publication
18.1	The Parties are obliged to treat as confidential all information obtained as result of the entering into or performing of this Agreement which relates to (i) the existence and contents of this Agreement; (ii) the arrangements contemplated by this Agreement, (iii) any information of a confidential nature which may become known to a Party from the other Party as a result of negotiating, entering into, or performing its obligations pursuant to this Agreement, (iv) information of whatever nature concerning the business and the Group Companies, and (v) any information of a confidential nature which is expressly indicated by a Party to be confidential in relation to the Party or any of its owners’ group companies (the “Confidential Information”), and shall abstain from using and from disclosing any such Confidential Information to any third party.
18.2	Notwithstanding clause 18.1, (a) each Party is entitled to disclose Confidential Information if and to the extent (i) it is required by Law or for the purpose of any judicial proceedings between the Parties, (ii) it is required by any securities exchange, regulatory or governmental body, including Tax authorities, to which that Party is subject or submits, wherever situated, whether or not the requirement for information has the force of Law, including any regulatory disclosure made in relation to the commercial Bond issued by Jacob Holm & Sønner Holding A/S, (iii) such disclosure is made to a Party’s owners, Affiliates, directors and officers in need of the Confidential Information for the preparation, execution or consummation of this Agreement, (iv) such disclosure is made to a Party’s professional advisers, auditors, bankers or prospective financing sources, or its direct or indirect investors, together with their directors, officers, advisers or agents who are, in each case, subject to a duty of confidentiality to the disclosing Party and who are made aware of the confidential nature of the information disclosed, (v) if and to the extent the Confidential Information has come into the public domain through no fault of that Party, or (vii) the Party to whom the Confidential Information relates gives prior written consent to the disclosure, and (b) any obligations of the Buyer or any of its Affiliates (including any Group Companies) pursuant to subclause (iv) of clause 18.1 shall terminate immediately upon the occurrence of the Closing.
18.3	A Party disclosing Confidential Information in accordance with clause 18.2(iii) shall cause any permitted recipient receiving Confidential Information not to disclose to any Person or use or exploit for any purpose whatsoever any such Confidential Information, which such Party itself is prohibited from disclosing.
18.4	Immediately after the Signing Date, the Parties will issue the press release which has been jointly agreed between the Parties, attached as Schedule 18.4.
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19.	Other provisions
19.1	Notices
19.1.1	Any notices between the Parties concerning matters arising out of this Agreement shall be in writing and be sent by (i) registered letter/letter sent by courier with return receipt, or (ii) e-mail (however, to be followed by registered letter/letter sent by courier with return receipt to be sent within two (2) Business Days after the email transmission is made, unless the recipient has acknowledged the receipt of the email before then) to the following addresses/email addresses:

If to the Seller to:

Ammon Ammon AG

C/O Shelter Trust Anstalt

Meierhofstrasse 5

Vaduz LI-11 9490

Liechtenstein

Attn: Poul Martin Mikkelsen and Martin Mikkelsen (e-mail: mikkelsenquadrifolium@gmail.com)

with a copy to:

Bruun & Hjejle Advokatpartnerselskab

Nørregade 21, 1165 Copenhagen K, Denmark

Attn: Jesper Schultz Larsen (e-mail: jsl@bruunhjejle.dk)

and

Accura Advokatpartnerselskab

Tuborg Boulevard 1, 2900 Hellerup, Denmark

Attn: Thomas Weincke (e-mail: twe@accura.dk)

If to the Buyer to:

Glatfelter Corporation

Capitol Towers South, 4350 Congress Street, Suite 600, Charlotte, North Carolina 28209, USA

Attn: Jill L. Urey (e-mail: jill.urey@glatfelter.com)

with a copy to:

Shearman & Sterling, LLP

599 Lexington Avenue, New York, NY 10022-6069, USA

Attn: Clare O’Brien (e-mail: cobrien@shearman.com) and Daniel Litowitz
(e-mail: daniel.litowitz@shearman.com)

and

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Kromann Reumert

Sundkrogsgade 5, 2100 København, Denmark

Attn: Jakob Hans Johansen (e-mail: JAJ@kromannreumert.com)

or to such other Person, address or email address which either Party may in writing in accordance with this clause 19.1 notify to the other Party.

19.1.2	Notices shall be deemed to have been made on the date of the receipt thereof by the recipient as indicated on the return receipt, or in case of email transmission, the date of the email if the receipt of this email is either confirmed by the recipient or if the transmission of the email is followed up by registered courier letter as set forth in clause 19.1.1.
19.1.3	Any notice given under this Agreement outside Working Hours of the place to which it is addressed is deemed to have been given at the beginning of the next Business Day. Notice letters and emails sent to Persons designated to receive only a copy of the notice in clause 19.1.1 do not serve as notice pursuant to accordance with this clause 19.1. Notices shall be made in English.
19.2	Assignment
19.2.1	The Buyer is not entitled to assign, in full or in part, any rights and obligations in relation to this Agreement without the prior written consent of the Seller.
19.2.2	Notwithstanding clause 19.2.1, the Buyer may assign its rights under this Agreement and/or under any other Transaction document to which it is a party by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Buyer for the acquisition of the Shares or to any Subsidiary of the Buyer (so long as Buyer remains liable for obligations of such Subsidiary hereunder).
19.3	Bookkeeping records
19.3.1	The Buyer shall ensure that each Group Company will keep such books and other business records (including Tax Returns) that relate to the period prior to Closing at least to the extent and for the period prescribed by applicable Law. The Buyer shall further ensure that, to the extent permitted by applicable Law, for such period each Group Company will allow the Seller and the Seller’s advisers access, upon reasonable prior written notice, to review and copy such books and other business records within Working Hours and at no charge in each case to determine any matter relating to the rights and obligations of the Seller hereunder or to prepare Tax Returns or comply with any mandatory, statutory or other regulatory obligation.
19.4	Amendments and severability
19.4.1	If the Parties agree to amend this Agreement, such agreement shall be made in writing and signed by both Parties; provided, further, that this clause 19.4.1, clause 21.1, clause 21.2 and clause 21.7 (in each case, together with any related definitions and other provisions of this Agreement to the extent a modification or termination would serve to modify the substance or provisions of such clauses) may not be amended, modified, superseded, cancelled or waived in a manner that is adverse to the Commitment Parties or the Financing Sources without the prior written consent of the Commitment Parties.
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19.4.2	If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable, the legality, validity and enforceability of the rest of this Agreement shall not be affected.
19.5	Costs and payments
19.5.1	Save as otherwise provided in this Agreement, each Party will pay its own costs relating to negotiating, drafting and conclusion of this Agreement and the fulfilment of the obligations of this Agreement (including all fees for its own legal, financial or other advisers).
19.5.2	The Buyer shall bear any costs relating to the Insurance Policy, including the premium and fees etc. payable to the underwriter(s) pursuant to the Insurance Policy, the insurance broker and their respective advisers.
19.6	Currency matters
19.6.1	Except as expressly set forth herein, in all cases where it is necessary to determine or specify an amount in USD where the underlying value of such amount is expressed in a currency other than USD, such value shall be converted into USD at the Exchange Rate in effect on the date of any such determination. All payments required to be made pursuant this Agreement shall be made in USD and to the extent the payment amount arises in a currency other than USD, such amount shall be converted into USD at the applicable Exchange Rate as of the Business Day immediately prior to the date of payment.
20.	Tax Matters
20.1	The Parties will cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of any Tax Return and in connection with any audit, litigation or other proceeding with respect to any Tax Return. Such assistance will include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
20.2	The Buyer shall be permitted, at its sole discretion, to (a) make one or more elections under Section 338(g) of the US Code with respect to its “qualified stock purchase” of any Group Company in connection with the transactions contemplated by this Agreement and (b) make any election to change the US federal income tax classification of any Group Company, provided that, in each case, the Seller shall not have an indemnification obligation under clause 14 for any Taxes arising solely as a result of any such elections.
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20.3	Each of the Seller, on the one hand, and the Buyer, on the other hand, shall each be responsible for fifty percent (50%) of any Transfer Taxes. Tax Returns relating to Transfer Taxes shall be prepared and filed when due by the Person primarily or customarily responsible under applicable Law for filing such Tax Returns; provided, that if (a) the Buyer or any Group Company is required to pay any Transfer Taxes, the Seller shall promptly pay to the Buyer an amount equal to fifty percent (50%) of any such Transfer Taxes payable by the Buyer or a Group Company or (b) the Seller is required to pay any Transfer Taxes, the Buyer shall promptly pay to the Seller an amount equal to fifty percent (50%) of any such Transfer Taxes payable by the Seller. The Parties shall use commercially reasonable efforts to reduce or eliminate any Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, each Party’s obligation to pay to the other Party fifty percent (50%) of the Transfer Taxes payable by such other Party (or a Group Company) shall not be subject to any of the other limitations contained in this Agreement, including the limitations contained in clause 13.
20.4	Notwithstanding anything to the contrary in this Agreement, each Party shall be entitled to deduct and withhold from any amount payable under this Agreement such amounts as such Party is required to deduct and withhold under applicable Law, and, if any amount is so deducted and withheld and timely remitted to the appropriate Tax authority, such amount shall be treated for all purposes of this Agreement as having been paid to the applicable payee. The Party that is required under applicable Law to deduct and withhold from amounts payable under this Agreement shall (i) provide to the recipient Party notice of its intention to deduct or withhold, along with calculation of, and summary of the legal grounds for making, such deduction/withholding at least five (5) days prior to such payment becoming payable (provided, however, that if the paying Party becomes aware of any such obligation to deduct or withhold five (5) or fewer days prior to the applicable payment becoming payable under this Agreement, the paying Party shall provide the notice described in this clause (i) to the recipient Party as soon as possible after becoming aware of the requirement to deduct and withhold) and (ii) cooperate with the recipient Party to reduce or eliminate any such deduction or withholding (including by accepting properly completed documentation provided by the recipient Party).
20.5	To the maximum extent permitted by applicable Law, the Parties agree to treat any indemnification payments made under this Agreement as adjustments to the Purchase Price for applicable Tax purposes; provided, that if either (a) there is an income Tax incurred by the recipient of any such indemnification payment as a result of such recipient’s receipt of any such indemnification payment or (b) such indemnification payment is subject to deduction or withholding under applicable Law, then the amount of the indemnification payment otherwise payable to the recipient shall be increased as necessary so that the recipient receives an amount equal to the sum it would have received on an after-tax basis had no such income Tax been imposed or had no such deduction or withholding been made, as applicable. For the avoidance of doubt, nothing in this clause 20.5 shall require the Buyer to increase the Purchase Price payable under clause 4 by any amounts that the Buyer is required to deduct or withhold under applicable Law in connection with the payment of the Purchase Price.
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20.6	All Tax sharing agreements or arrangements between the Group Companies, on the one hand, and Seller and its Affiliates (other than the Group Companies), on the other hand, will be terminated on or prior to Closing and no further obligations will exist with respect thereto.
21.	Governing law and disputes
21.1	This Agreement, including disputes regarding its existence or validity, is governed by Danish law (irrespective of any conflict-of-laws rules which might refer the dispute to the laws of another jurisdiction) except for the mandatory formalities required for the transfer of the Shares which are governed by and interpreted in accordance with the laws of the Grand Duchy of Luxembourg. Notwithstanding the foregoing, all matters relating to the Debt Financing (and which for the avoidance of doubt shall not include the interpretation of clauses 5.4, 5.7 and/or 11.1 vis-à-vis or otherwise the obligations between the Parties) shall be exclusively governed and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of law of any jurisdiction other than the State of New York.
21.2	Any dispute relating to or arising out of this Agreement, including any dispute concerning its existence, validity or termination, that cannot be settled amicably between the Parties within thirty (30) Business Days after one (1) Party’s receipt of notice from the other Party including a detailed description of the dispute accompanied by all available documentation pertaining thereto, will be decided with final effect by the Arbitration Institute of the Stockholm Chamber of Commerce. The Arbitration Institute of the Stockholm Chamber of Commerce will apply the rules of procedure in force when the application for arbitration is submitted. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring, or permit any of its Affiliates to bring, any suit, action or other proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Commitment Party or any Financing Source arising out of or relating to (x) the Debt Financing or (y) this Agreement or any of the transactions contemplated by this Agreement in any forum other than a court of competent jurisdiction located within Borough of Manhattan in the City of New York, New York, whether a state or federal court. IN ANY SUCH PROCEEDING BROUGHT BY A PARTY HERETO AGAINST THE FINANCING SOURCES, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT FINANCING).
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21.3	The number of arbitrators shall be three (3). Each Party will appoint one (1) arbitrator, who shall be appointed within thirty (30) Business Days as of submitting an application for arbitration or of receiving notice of arbitration. The third arbitrator (who shall act as chairman of the arbitral tribunal) shall be nominated by agreement of the two (2) Party-nominated arbitrators within fifteen (15) Business Days of the nomination of the second arbitrator. If a Party fails to appoint an arbitrator, or the two (2) Party-nominated arbitrators fail to jointly agree on and appoint the third arbitrator acting as chairman, within the time periods set forth in this clause 21.3, the Arbitration Institute of the Stockholm Chamber of Commerce will appoint an arbitrator for that Party and/or the third arbitrator acting as chairman of the arbitration tribunal.
21.4	The arbitration proceedings will take place in Stockholm, and the language of the proceedings will be English.
21.5	Information relating to the arbitration proceedings, including information on any decision or arbitration award, shall be considered as Confidential Information, and may not be disclosed by a Party unless in accordance with clause 18.1 to clause 18.3 (inclusive).
21.6	Nothing in this clause 21 shall preclude either Party from seeking an injunction (in Danish “fogedforbud”) before any court of competent jurisdiction anywhere in the world to enforce the provisions of the Agreement.
21.7	Notwithstanding anything in this Agreement to the contrary, the Seller (i) agrees on its behalf and on behalf of its Affiliates that none of the Commitment Parties nor the Financing Sources shall have any liability or obligation to the Seller, the Group or their respective Affiliates relating to this Agreement or any of the transactions contemplated by this Agreement (including the Debt Financing), (ii) waives any rights or claims against any Commitment Party or any Financing Source in connection with this Agreement (including any of the transactions contemplated hereby) and the Debt Financing, whether at law or equity, in contract, in tort or otherwise and (iii) agrees not to, and shall not, (A) seek to enforce this Agreement against, make any claims for breach of this Agreement, or seek to recover monetary damages (including, for the avoidance of doubt, any special, consequential, punitive, indirect, speculative or exemplary damages or damages of a tortious nature) from, any Commitment Party or any Financing Source or (B) seek to enforce the commitment in respect of any Debt Financing against, make any claims for breach of commitments in respect of any Debt Financing against, or seek to recover monetary damages (including, for the avoidance of doubt, any special, consequential, punitive, indirect, speculative or exemplary damages or damages of a tortious nature) from, or otherwise sue, any Commitment Party or any Financing Source for any reason in connection with commitments in respect of any Debt Financing or the obligations of the Commitment Parties and the Financing Sources thereunder, this Agreement, or any of the transactions contemplated by this Agreement or the Debt Financing.
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This Agreement has been executed in two (2) original copies, each Party receiving one (1) copy.

[signatures on the next page]

For and on behalf of Ammon Ammon AG:
/s/ Martin Mikkelsen	/s/ Poul Martin Mikkelsen;
Name: Martin Mikkelsen Title: Director	Name: Poul Martin Mikkelsen Title: Chairman

As ultimate owners of Ammon Ammon AG, with respect to clause 7.1.1(h) (and the related Schedule 1.1(f)), clause 15, and clause 16, and to the extent relating to their obligations under such clauses, clause 18, clause 19 and clause 21:
/s/ Poul Martin Mikkelsen	/s/ Martin Mikkelsen
Poul Martin Mikkelsen	Martin Mikkelsen

For and on behalf of PHG Tea Leaves, Inc.:
/s/ Samuel L. Hillard
Name: Samuel L. Hillard Title: Authorized Person

For and on behalf of Glatfelter Corporation with respect to clause 17:
/s/ Samuel L. Hillard
Name: Samuel L. Hillard Title: Senior Vice President, Chief Financial Officer

By signing hereunder, PMM Holding (Luxembourg) AG acknowledges and accepts the transfer of the Shares by the Seller to the Buyer pursuant to this share purchase agreement concerning Project Jupiter for the purpose of Article 430-4 of the Luxembourg law dated 10 August 2015 concerning commercial companies, as amended, and Article 1690 of the Luxembourg Civil Code and hereby expressly instructs, authorises and appoints any director of the Company respectively, each acting alone and with full power of substitution, to register in its register of shareholders on the Closing Date (a) the transfer of the Shares by the Seller to the Buyer and (b) the Buyer as the new holder of the Shares and to undertake such steps and actions and to do such things as may be necessary or appropriate in relation to the present sale and transfer.

For and on behalf of PMM Holding (Luxembourg) AG:
/s/ Poul Martin Mikkelsen	/s/ Martin Mikkelsen
Name: Poul Martin Mikkelsen Title: Director	Name: Martin Mikkelsen Title: Director

Schedule 10.1
concerning	Seller’s Warranties

Contents

1. Seller’s capacity	3
2. Constitution, the Company and the Shares	3
3. Subsidiaries, branches	4
4. Accounts	5
5. Tax	7
6. Assets and operating equipment	11
7. Contracts	11
8. Real property	12
9. Environmental	15
10. Employment	17
11. Intellectual property	21
12. IT	23
13. Data protection	24
14. Regulatory and compliance	24
15. Insurance	25
16. Products	26
17. Litigation	26
18. Related Party matters	26
19. Anti-Corruption Laws	27
20. Sanctions and export control Laws	27
21. Competition	28
22. Insolvency	28
23. Government subsidies	28
24. Information	29

Sub-Schedules

Sub-Schedule 7.1 – Material Contracts

Sub-Schedule 8.1 – Owned Property

Sub-Schedule 8.2 – Leased Property

Sub-Schedule 11.2 – Registered Intellectual Property Rights

Sub-Schedule 18.1 – Related Party Liabilities

Sub-Schedule 18.4 – Related Party Contracts

Unless otherwise defined herein or the context otherwise requires, in this Schedule 10.1 capitalised terms are used with the meanings ascribed to them in the Agreement.

Subject to the terms of the Agreement, the following representations and warranties are made by the Seller to the Buyer in accordance with clause 10.1 of the Agreement:

1.	Seller’s capacity
1.1	The Seller has the corporate power and authority to enter into and perform its obligations under the Agreement and any other documents referred to in the Agreement to be executed by the Seller and has taken all necessary action to enter into and perform its obligations thereunder and any other documents referred to in the Agreement to be executed by the Seller.
1.2	The Agreement and any other document referred to in the Agreement executed by the Seller constitute binding obligations on the Seller and are enforceable against the Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally.
1.3	The execution of, entering into, performance of and compliance with the Agreement and the consummation of the Transaction will not violate, conflict with, result in a breach of or constitute a default under any order, judgment, injunction award or decree of any court, arbitrator or governmental board against or binding on the Seller or violate any Law applicable to the Seller.
1.4	This Agreement and any other documents referred to in the Agreement to be executed by the Seller have been duly executed by the Seller.
1.5	There are no actions, claims, or other proceedings or investigations pending or threatened in writing against or involving the Seller which may affect the validity of the Agreement or prevent the Seller from consummating the Transactions contemplated thereby.
2.	Constitution, the Company and the Shares
2.1	The Company is duly incorporated, organised and validly existing under the applicable Laws of Luxembourg as a société anonyme (public limited liability company) and registered with the Registre de Commerce et des Sociétés and has the necessary power and authority to carry on its business as it is conducted as at the date of the Agreement.
2.2	The Shares represent the entire issued and outstanding share capital of the Company, are fully paid up and are duly recorded in the shareholders’ register of the Company.
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2.3	The Seller represents and warrants that it is the owner of the Shares and that the Seller is capable at Closing of transferring legal title to the Shares to the Buyer without requiring consents of any third party or any relevant authorities and that such transfer of the Shares will be made free and clear of any Third Party Right and is subject only to the Buyer complying with its obligations at Closing.
2.4	No share certificates have been issued for the Shares.
2.5	The Company has not issued or resolved to issue any financial instruments or commitments that entitle or may in the future entitle any Person to receive, subscribe for, convert to or otherwise acquire any share capital or any other security giving rise to a right over, or an interest in, the share capital of the Company.
2.6	None of the Group Companies has issued any warrants, options, restricted share units, performance share units, or other instruments entitling any Person to acquire or subscribe for shares or other equity instruments in any of the Group Companies and no Person is entitled or has claimed to be entitled to require any Group Company to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share or loan capital or any other security giving rise to a right over, or interest in, the capital of any Group Company either now or at any future date whether contingently or not or by reason of any conversion rights or under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).
2.7	All matters relating to the Company which under applicable Law shall be registered with the Registre de Commerce et des Sociétés have been properly registered therewith.
3.	Subsidiaries, branches
3.1	Other than ownership of the Subsidiaries listed in Schedule 1.1(e), the Company does not have any direct or indirect subsidiaries, associated companies, branches or other unincorporated associations.
3.2	The Subsidiaries are duly incorporated, organised and validly existing in accordance with the Laws of the country in which such Subsidiary is incorporated. The articles of association and shareholders register of the Subsidiaries are contained in the Due Diligence Material and are accurate and complete.
3.3	All material matters relating to the Subsidiaries which are required by applicable Law to be registered with the relevant national business authority have been properly registered therewith.
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3.4	The entire issued share capital of each Subsidiary is legally and beneficially owned by the Company or another Subsidiary and the shares of the Subsidiaries are fully paid up and will at Closing be free and clear from all Third Party Rights. Except for (i) Jacob Holm Mexico SA de CV, (ii) Sontara America, Inc., (iii) Sontara Old Hickory, Inc., (iv) Sontara South Asia Sdn Bhd, (v) TWIG America, Inc., (vi) Jacob Holm & Sons AG, (vii) Sontara AG and (viii) Sontara Asturias, S.A.U., no share certificates have been issued by the Subsidiaries.
3.5	The Subsidiaries have not issued or resolved to issue any financial instruments or commitments that entitle or may in the future entitle any Person to receive, subscribe for, convert to or otherwise acquire any share capital or any other security giving rise to a right over, or an interest in, the share capital of any Subsidiary.
3.6	Since their respective dates of formation, each of PMM Holding (Luxembourg) AG and Jacob Holm & Sons AG, have been directly or indirectly wholly owned by the Company, have not engaged in any business operations and have not entered into any contracts or, agreements, or incurred any other obligations, other than as incidental to their formation.
4.	Accounts
4.1	The Group Annual Report:
(A)	has been prepared in accordance with IFRS and the Accounting Principles and, in all material respects, on a basis consistent with the principles applied in the annual report for the immediately preceding financial year, other than as stated in the Group Annual Report, except that the principle for estimation of the useful economical life for certain assets was changed in April 2020;
(B)	gives a true and fair view (in Danish: “et retvisende billede”) of the assets, liabilities, equity, profit and loss, income and expenditure and financial position of Jacob Holm & Sons AG and the other Subsidiaries as of the Accounts Date; and
(C)	has been duly approved at the annual general meeting of Jacob Holm & Sons AG and submitted to the respective business authority if applicable.
4.2	The Company Annual Report:
(A)	has been prepared in accordance with Article 443-2 of the amended Law of 10 August 1915 on Commercial Companies and the accounting principles set out therein, in all material respects, on a basis consistent with the principles applied in the Company’s annual report for the immediately preceding financial year, other than as stated in the Company Annual Report;
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(B)	gives a true and fair view (in Danish: “et retvisende billede”) of assets, liabilities, equity, profit and loss, income and expenditure and the financial position of the Company as of the Accounts Date; and
(C)	has been duly approved at the Company’s annual general meeting and submitted to the respective business authority.
4.3	The Group has no material financial assets or liabilities not accounted for in the Group Annual Report or the Company Annual Report, which should have been accounted for in accordance with (i) the Laws applicable to the Group Annual Report or the Company Annual Report or (ii)(a) with respect to the Group Annual Report, the Accounting Principles and (b) with respect to the Company Annual Report, the accounting principles set out therein.
4.4	Save as set out in the Group Annual Report and the Company Annual Report, (i) the Group has directly or indirectly, unrestricted legal title to all of the assets shown in the Group Annual Report and the Company Annual Report, unless such asset has been sold or otherwise disposed of in the ordinary course of business, and (ii) none of the assets of the Group are subject to any Third Party Rights.
4.5	The financial management reports of the Group (the “Interim Accounts”) included in Team Green Folder 4 and Clean Room Team Green folder 4 of the Due Diligence Material have been derived from the books and records of the Group Companies and have been prepared in a manner consistent in all material respects with the Accounting Principles (having regard to the internal purpose for which they have been prepared), taking into account that they are not the subject of an independent audit or review. The Interim Accounts do not materially misstate (i) the assets and liabilities (including contingent liabilities) of the Group Companies as at the date to which they were drawn up, and (ii) the profits or loss statement and cash flow of the Group Companies for the accounting period to which they relate.
4.6	The Group is not responsible for or has undertaken to be responsible for the indebtedness or default in the performance of any obligation of any third party or undertaken any surety, guarantee or obligation of any third party, and the Group is not a party to any letter of intent, letter of awareness or similar undertaking or statement which entail that the Group is obliged to or intend to satisfy the obligations of any third party.
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4.7	Since the Accounts Date through the Signing Date, (i) the business of the Group has in all material respects been carried out in the ordinary course and in the same manner (including nature and scope) in accordance with existing practice during the last twelve (12) months, except for activities undertaken in connection with the contemplated sales process that led to the execution of the Agreement, (ii) there has not, to the Seller’s Knowledge, occurred any event having a Material Adverse Effect on the Group viewed as a whole, (iii) no change in the Accounting Principles, accounting practice or policies has been made, (iv) no Group Company has increased or promised to increase the rates of compensation (including bonuses) to the employees of the Group, other than increases due to agreements with such employees entered into in the ordinary course of business in accordance with existing practice during the last twelve (12) months, (v) no Group Company has acquired or sold any shares, assets or other interest in any company or partnership, or merged with another company (except, for the avoidance of doubt, the dissolution without liquidation of TWIG SAS); (vi) no Group Company has passed any material shareholders’ resolutions or material board resolutions, other than in relation to the Transaction, outside the ordinary course of business in accordance with existing practice during the last twelve (12) months; (vii) no Group Company has violated any applicable Laws in any material respects and or failed to maintain all material authorizations, permits and licenses related to its business; (viii) no Group Company has initiated any litigation or arbitration or waived, released, assigned, settled or compromised any material claim or legal action, except within the ordinary course of business in accordance with existing practice during the last twelve (12) months, and (ix) no Group Company has agreed or committed to do or arranged for any of the foregoing.
4.8	The accounting books and records of the Group are in all material respects up-to-date and are maintained in accordance with the applicable bookkeeping Laws.
4.9	No Group Company is, nor has been since the Accounts Date, a party to any agreement, arrangement or transaction the intention of which is or was to ensure that any Group Company is or was obliged to incur or bear any cost or liability in the nature of borrowing or indebtedness (whether contingent or otherwise) and that such costs or liability would not be reflected in the statutory or management accounts for any relevant period by virtue of them being “off balance sheet” arrangements.
4.10	Since the Accounts Date and until (and including) the Signing Date, there has not been any Leakage.
5.	Tax
5.1	Each Group Company is properly registered for Tax purposes in each jurisdiction where such Group Company is required to register by applicable Law.
5.2	Each Group Company has timely filed all due Tax Returns and all such Tax Returns are true, accurate and complete in all material respects.
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5.3	All Taxes due by a Group Company and required to have been paid by a Group Company on or prior to the Accounts Date (regardless of whether or not such Taxes are shown on a Tax Return as due and owing) have been paid in full. All Taxes required by applicable Law to be withheld by the Group Companies have been so withheld and the Group Companies have complied in all material respects with all reporting requirements (including maintenance of required records with respect thereto) with respect to any payments for which withholding was required by applicable Law. All Taxes payable by a Group Company in respect to any period up until and including the Accounts Date, but not yet due as at the Accounts Date, have been adequately provided for in the Group Annual Report or the Company Annual Report, as applicable. No Group Company has, at any time after the Accounts Date, incurred any material tax liability outside of the ordinary course of business.
5.4	No Group Company has (i) participated in any “listed transaction” within the meaning of Section 1.6011-4 of the US Treasury regulations promulgated under the US Code or (ii) at any time after June 25, 2018, engaged in any transaction or series of transactions in connection for which it was required to make disclosure to any Tax authority under any Law implementing or adopted pursuant to Council Directive (EU) 2018/822 of May 25, 2018 amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation in relation to reportable cross-border arrangements.
5.5	No Group Company has any liability for the Taxes of any other Person (i) by reason of being a member of an affiliated, consolidated, combined, or unitary Tax group or fiscal unity or otherwise being included in a Tax Return (other than a Tax group the common parent of which is a Group Company), (ii) by reason of being a successor or transferee or otherwise by operation of applicable Law or (iii) by reason of being party to any Tax sharing agreement or allocation agreement (other than (A) any agreement solely between or the Group Companies or (B) any agreement the principal subject matter of which is not Taxes).
5.6	No Group Company is expected to include any material amount in taxable income (or exclude any item of deduction from taxable income) for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting prior to Closing; (ii) closing or similar agreement with a Tax authority; (iii) prepaid amount received outside of the ordinary course of business prior to Closing; or (iv) instalment sale or open transaction disposition made prior to Closing.
5.7	No requests for rulings or determinations with respect to any Tax of any of the Group Companies are pending before a Tax authority or have been applied for but not obtained within the previous two (2) years preceding the Signing Date.
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5.8	Each of the Group Companies have complied in all material respects with the conditions stipulated in each Tax exemption, Tax holiday or other Tax reduction agreement or order to which such Group Company is currently a beneficiary. No submissions made to any Tax authority in connection with obtaining any such Tax exemption, Tax holiday or other Tax reduction agreement or order contains any material misstatement or material omission and the transactions expressly contemplated by this Agreement will not adversely affect the eligibility of any Group Company for any such Tax exemption, Tax holiday or other Tax reduction agreement or order.
5.9	For US federal income tax purposes, each of the Group Companies is currently classified as an association taxable as a corporation.
5.10	No Group Company has made an election under US Treasury regulation Sec-tion 301.7701-3 to change its US federal income tax classification.
5.11	All transactions and arrangements made by a Group Company have been made on arm’s length terms and the processes by which prices and terms have been determined have in all material respects been in compliance with all applicable transfer pricing laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology.
5.12	The Group has not concluded any agreement, ruling or compromise with any Tax authority, which may materially affect its Tax position.
5.13	No transactions with a sole purpose to avoid or delay the payments of Taxes or liabilities for Taxes have been made by any Group Company.
5.14	No Group Company, and none of its directors or officers in their capacity as such, have paid or become liable to pay and, to the Seller’s Knowledge, there are no circumstances which may cause any of them to become liable to pay, any penalty, fine, surcharge or interest in connection with taxation other than interest on income Tax in Switzerland due to higher final income Tax than paid on account.
5.15	There are no ongoing or pending disputes with, or investigations initiated by, any Tax authority, or any other relevant public authority, concerning payments and/or the assessment of Tax payable by the Group, nor has the Company been notified in writing of any such enquiry, investigation, audit, or visit planned.
5.16	Other than Sontara AG being required to pay Taxes in such states where it has activities (in 2020, USD 5,599 in North Carolina, USD 25 in South Carolina, USD 0 in Virginia and USD 3,944 in Georgia) due to local activities or assets in such states, no Group Company is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country. Within the past six (6) years preceding the Signing Date, no written claim has been made in writing by a Tax authority, or any other relevant public authority, in a jurisdiction in which any Group Company does not file Tax Returns that any such Group Company is or may be subject to Tax by that jurisdiction.
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5.17	To the Seller’s Knowledge, no Group Company has (i) waived any statute of limitations (and no request of any such waiver of consent is pending) with respect to Taxes of any Group Company or (ii) agreed to any extension of the period for assessment or collection of any Taxes or deficiencies against any Group Company (other than any extension arising as a result of a Group Company obtaining an extension of time to file a Tax Return).
5.18	To the Seller’s Knowledge, there are no liens for Taxes on the assets of any Group Company (other than statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings).
5.19	Within the last three (3) years preceding the Signing Date, no Group Company that is created or organized in the United States or under the law of the United States (or of any state) a (“US Person”) has distributed stock of another Person or had its stock distributed by another Person, in each case in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the US Code.
5.20	To the Seller’s Knowledge, no Group Company that is a US Person has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the US Code during the five (5) year period ending on the Closing Date.
5.21	Each Group Company that is a US Person has (i) to the extent applicable, properly complied in all material respects with all applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act, as amended, and the rules and regulations promulgated thereunder (the “CARES Act”); (ii) to the extent applicable, eligible, and claimed, or intended to be claimed, properly complied in all material respects with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act (or any similar provision of state or local Law); and (iii) not deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the US Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the US Code and the US Treasury regulations promulgated thereunder) pursuant to US Internal Revenue Service Notice 2020-65 or US Internal Revenue Service Notice 2021-11.
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5.22	To the Seller’s Knowledge, no Group Company that is a US Person has made an election under Section 965(h)(1) of the US Code) to pay any net tax liability under Section 965 of the US Code (or any similar provision of state, local or foreign Law) in instalments.
5.23	The Transaction does not trigger any Taxes for any of the Group Companies.
6.	Assets and operating equipment
6.1	The Group has legal title to, or lawful right of use or a valid leasehold of, all material assets used by the Group in the course of its business.
6.2	The assets owned by the Group together with assets held under lease or rental agreements comprise sufficient assets for the continuation of the Group’s business as conducted immediately prior to Signing.
6.3	The material assets of the Group are in the possession or under the control of the Group and, to the Seller’s Knowledge, are, in all material respects, in a state of repair necessary to carry on the business of the Group as currently conducted and there has not been a systemic failure to maintain such assets in accordance with past practice.
6.4	To the Seller’s Knowledge, the material machinery and plant of the Group and all material vehicles and office equipment owned or used by a Group Company (i) have not in the 12 months prior to the Signing Date suffered any material defect resulting in a loss of production outside ordinary maintenance downtime periods or as Disclosed in documents 2.9.1.5.4 and 7.9.2.1 of the Due Diligence Material, (ii) have performed the tasks for which they were designed (iii) have been properly serviced and maintained in accordance with industry standards, and (iv) are in satisfactory working order.
7.	Contracts
7.1	All material contracts of the Group are listed in Sub-Schedule 7.1 (the “Material Contracts”) which constitutes all customer agreements exceeding an annual revenue for the Group of EUR 1 million and top 10 supplier agreements and other agreements material to the Group.
7.2	The Material Contracts include all contracts which (i) are of material importance to the business, assets, liabilities, income or expenditure of the Group, (ii) involve or are likely to involve expenditure by any Group Company in excess of EUR 1 million per annum or an aggregate consideration payable to a Group Company in excess of EUR 1 million, and (a) which cannot be performed by the Group within its terms within twelve (12) months after the date on which it is entered into or undertaken or cannot be terminated on less than twelve (12) months’ notice, or may be terminated by the other party as a result of any change of control of any of the Group Companies, or (b) contain obligations for the Group Company under a “most-favored nation”, exclusivity, non-compete, indemnification, right of first refusal, right of first offer, or minimum purchase or sales requirement or provision, including any IT contracts or licenses of Intellectual Property Rights, to the extent fulfilling the foregoing requirements.
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7.3	The Material Contracts (i) have been entered into on an arm’s length basis and in the ordinary course of business of the Group, (ii) are valid and binding in accordance with their respective terms and (ii) have all been Disclosed.
7.4	The Group is not in material breach of or default under any Material Contract and there are to the Seller’s Knowledge no grounds for termination or repudiation of any Material Contract. No notice in writing of such breach, default, grounds for termination or repudiation of any Material Contract has been received, or to the Seller’s Knowledge, has been threatened.
7.5	To the Seller’s Knowledge, no counterparty to any of the Material Contracts is in material breach of or default under any Material Contract, other than occasional late payments which were cured within the cure period set forth in the applicable Material Contract.
7.6	The Group is not party to any Material Contract, which cannot be fulfilled or performed by such Group Company in the ordinary course of business.
7.7	No Material Contract may be terminated, rescinded, lapsed, demanded amended or otherwise relied upon in consequence of the execution of the Agreement and/or the transfer of the Shares to the Buyer.
7.8	Since the Accounts Date, the Group has not received from any of its material customers or suppliers any written notice cancelling or otherwise terminating its relationship or materially altering its relation.
7.9	In the twelve (12) months prior to the Signing Date, the Group, and/or the Group’s business has not been materially affected in an adverse manner as a result of the loss of, or change in the terms of, any single agreement.
7.10	The Group has not entered into any agreements or other arrangements with any (i) of its suppliers which obliges any Group Company to exclusively purchase goods or services from that supplier or prevents any Group Company from purchasing similar or competing or any other goods or services from other suppliers, or (ii) any other customer or supplier under a Material Contract, which restricts any Group Company’s freedom to carry on its business in any manner it may think fit in any part of the world.
8.	Real property
8.1	All of the Group’s owned real properties (the “Owned Properties”) are listed in Sub-Schedule 8.1, which Sub-Schedule 8.1 sets forth the address, owner and adequate legal description for each Owned Property.
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8.2	All of the Group’s leased real properties (the “Leased Properties”) are listed in Sub-Schedule 8.2, which Sub-Schedule 8.2 sets forth the address, landlord and tenant for each Leased Property. The Owned Properties and the Leased Properties are collectively referred to as the “Properties”.
8.3	The Properties constitute all of the real properties necessary for the continuation of the Group’s business as it is carried on at the Signing Date.
8.4	The Group has good, valid and insurable title to the Owned Properties free from any Third Party Rights. The Group has good and valid leasehold title to the Leased Properties free from any Third Party Rights.
8.5	None of the Group Companies has sold, transferred or assigned any Property where there are any written outstanding obligations or warranty undertakings on the part of any of the Group Companies, except for such warranties of title and related obligations contained in the conveyance instruments with respect to any such Property executed by any of the Group Companies, copies of which have been Disclosed.
8.6	Apart from an outstanding issue (the “Association Matter”) with the Asheville Commerce Park relating to certain architectural features and landscape screening upon one of the Properties located in Candler, North Carolina, the Properties are not affected by any recorded or unrecorded easements, restrictions, rights or obligations preventing the Group from using the Properties for the continued, unchanged operation of its business as conducted as of the Signing Date and the Closing Date (as applicable).
8.7	No Group Company leases any real property or premises other than the Leased Properties. The lease agreements in the Due Diligence Materials are true, correct and complete and reflect all agreed terms and conditions applicable to the Leased Properties, and the Group is not obliged by any lease agreement, at its own cost (wholly or partially), to make material investments in any of the Leased Properties. The lease agreements in the Due Diligence Materials are valid and binding on the Group Company party thereto and such lease agreements are in full force and effect.
8.8	The Group is not in material breach of the lease agreements pertaining to the Leased Properties, and to the Seller’s Knowledge no landlord or other counterparty under the agreements regarding the Leased Properties is in breach of any such agreement in any material respect. All rent and other sums payable under the lease agreements have been paid or will be paid within the applicable notice and grace period. No Group Company has taken any action that would render any option to purchase, extend or similar right set forth in any lease agreement invalid nor received any notice that such option to purchase, extend or similar right is invalid.
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8.9	No lease agreement regarding a Leased Property is subject to any written notice of termination or written notice of increase of the rent payable by any Group Company other than in accordance with the ordinary provisions on adjustment of the rent, or in the event of a breach, default or holdover by tenant as set forth in such agreement. To the Seller’s Knowledge, no party is alleging or has alleged that such lease agreements are invalid or unenforceable or is threatening to terminate such lease agreements.
8.10	To the Seller’s Knowledge, there is no pending or threatened, dispute with any landlord relating to any lease agreement entered into by any Group Company regarding its lease of the Leased Properties used by the Group. There are no forbearance agreements, and to the Seller’s Knowledge, except for the Association Matter, no pending or threatened disputes in effect as to the Owned Property.
8.11	The Properties (i) are in all material respect in compliance with all applicable laws, (ii) can legally be used for the purpose for which they are currently used without any changes or modifications and (iii) have to the Seller’s Knowledge been properly maintained and are in a good state of repair (subject to ordinary wear and tear).
8.12	The Seller has provided to the Buyer true, correct and complete copies of all vesting deeds, surveys, title policy, easements, environmental reports and other property-related documents affecting the Owned Properties in its possession or control. There are no agreements for sale, options, rights of pre-emption, or similar matters affecting the Owned Properties.
8.13	To the Seller’s Knowledge, there are no existing circumstances which are expected to adversely affect the present use of the Properties, and the Group Companies have not received any written notice of and there exists no public authority proposal, plan, demand or the like which would materially interfere with and/or which prevents the Group from using the Properties for the continued, unchanged operation of the Group’s business as conducted as at the Signing Date. There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Seller’s Knowledge, threatened against the Property. To the Seller’s Knowledge, no fact or condition exists which could result in the termination or material reduction of the current access to and from the Properties to existing roads or to sewer or other utility services presently serving such Property that would materially impact the use of such Property.
8.14	None of the Properties are comprised by any time-limited dispensations and/or exemptions.
8.15	The Group has not received written notice of any pending or threatened special assessment proceedings affecting any portion of the Property.
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8.16	All utilities required by any applicable Law or necessary for the use or operation of the Property in the conduct of the business thereon, as presently conducted, have been obtained, are currently available for use upon the applicable Property and are fully operable.
9.	Environmental
9.1	Each of the Properties is free from Pollution.
9.2	All properties previously used, operated, leased or owned by the Group are free from Pollution arising from the Group’s use, operation, lease or ownership thereof.
9.3	The Group has not caused Pollution of any of the Properties or any other third party’s property in any manner which will potentially give rise to any order by a public authority, including for any Remedial Action, or any material claim for damages by any public authority or other third party. Nor has the Seller or, to the Seller’s Knowledge, any of the Seller’s Affiliates in any way caused Pollution which may give rise to any order by a public authority, including for any Remedial Action, or any material claim for damages by any public authority or other third party. No third party has caused any such Pollution of the Properties.
9.4	The Group has not sent any Hazardous Materials offsite for treatment, storage or disposal in violation of any Environmental Law or in any manner which will potentially, to the Seller’s Knowledge, give rise to any order by a public authority, including for any Remedial Action, or any material claim for damages by any public authority or other third party.
9.5	The Group is not conducting or funding any Remedial Action of any Pollution, either voluntarily or pursuant to any order of a public authority.
9.6	The Group is and for the past three (3) years preceding the Signing Date has been in compliance with all Environmental Laws except as could not reasonably be expected to have an adverse effect on the Group.
9.7	The Group has obtained all material public or private permits, approvals, and other authorisations with respect to the operation of its business that are required under the applicable Laws, including Environmental Laws; the Group is and for the past three (3) years preceding the Signing Date has been in all material respect in compliance with all such permits, approvals, and other authorisations; and all the permits, approvals and authorisations are in full force and effect, except where failure of obtaining such permits, approvals or authorisations, failure to be in compliance therewith, or failure of them to be in full force and effect could not reasonable be expected to have an adverse effect on the Group.
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9.8	To the Seller’s Knowledge, the Group carries on its business activities in an environmentally safe manner in accordance with recognised norms and industry standards.
9.9	No Group Company is a party to any pending dispute or disagreement with, or claim or complaint by, any Person in relation to environmental, health or safety matters, to the Seller’s Knowledge, none is threatened.
9.10	None of the Group is a party to any order or consent decree by or with any public authority relating to the violation of Environmental Laws or to Pollution.
9.11	Neither the Group nor the Group’s operations have caused the exposure of any Persons to Hazardous Materials in violation of Environmental Laws or in any manner which will potentially give rise to any order by a public authority, including for any medical monitoring, or any material claim for damages by any public authority or other third party.
9.12	The Group’s working conditions and workplaces (excluding for the avoidance of doubt home offices) are in all material respects in compliance with applicable health and safety legislation and regulations, and the Group has in all material respects complied with all health and safety regulations and standards and all mandatory requirements issued by the working environment authorities. To the Seller’s Knowledge, no written notice of future mandatory requirements applicable to the Group has been given, and no other matters regarding the Group’s work places or its employees’ health and safety are outstanding.
9.13	The Group has not received written notice of any pending or, to the Seller’s Knowledge, threatened claims from employees or any public authorities in relation to working environment or working-related accidents.
9.14	For purposes of this Schedule, “Environmental Law” means any Law, including common law, concerning or relating to Pollution, the protection of the environment, health, or natural resources (including flora and fauna and their habitats), natural resource damages, and greenhouse gas emissions, including any such Law concerning or relating to the treatment, recycling, storage, use, handling, generation, transportation of, or exposure to, any Hazardous Materials; “Hazardous Materials” means any waste, substance or material that is listed, defined, designated, classified or regulated as hazardous, radioactive, or toxic, or as a pollutant or a contaminant, or words of similar import, under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, or toxic mold, and including any other waste, substance or material for which costs, obligations or liability may arise under or be imposed pursuant to Environmental Law; “Pollution” means Hazardous Materials that have been Released in violation of Law and are present in soil, soil vapor, subsurface strata, sediment, groundwater, surface water, or drinking water supply; “Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating; and “Remedial Action” means any action to (i) clean up, remove, remediate, treat, or in any other way respond to, correct or address any Pollution, (ii) prevent Pollution so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care.
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10.	Employment
10.1	Each of the Group Companies complies and have complied in all material respects with applicable employment and labour Laws, including Laws relating to wages, hours, collective bargaining, occupational safety and health (including occupational risk prevention), work authorization, equal employment opportunity, equal treatment, discrimination in employment, terms and conditions of employment, immigration, unemployment compensation, workers’ compensation, employee privacy, right-to-know and social security contributions.
10.2	True, correct and complete anonymized lists of the Group Employees as of the dates of such lists, including, as applicable for each Group Employee: (i) title(s)/professional group and/or category, (ii) date of hire, (iii) work location, (iv) employing entity, (v) current base compensation or wage rate, (vi) commission, incentive and other bonus compensation paid for fiscal year 2020, (vii) classification under applicable wage and hour Laws as either exempt or not exempt for overtime pay and (viii) condition of permanent or temporary employee, have been Disclosed and are also true as per the Signing Date subject to any changes in the ordinary course of business since the dates of such lists. The Company has also Disclosed complete and accurate anonymized lists, as of the Signing Date, of all Contingent Workers who are engaged by a Group Company, subject to any changes in the ordinary course of business since the dates of such lists. Each Group Employee is primarily engaged in providing services to the business of the Group. No third party other than those Group Employees has the right to be considered a Group Employee. No other individual is entitled to claim that she or he has an employment contract with any of the Group Companies.
10.3	No Key Employee has given or received written notice of termination of employment, and no Key Employee has given notice terminating his/her contract of employment or is under notice of dismissal or termination of his/her contract of employment.
10.4	The Group is not in breach of an employment contract or other contract with any Group Employee which would entitle the Group Employee to terminate his/her employment without notice or give rise to any claims from the Group Employee.
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10.5	The Group has duly paid all salaries to employees and managers of the Group. As of the date hereof, none of the Group Employees is entitled to any compensation of any kind, other than as paid in the ordinary course of business.
10.6	The Group is not under any obligation to make any severance payments to its employees on termination of their employment agreements, except as provided for by Law.
10.7	Each of the Group Companies has fully complied with all withholding and reporting obligations with respect to Tax and social contributions on all salary and other taxable fringe benefits. All salary, overtime, bonus, and other fringe benefits have been duly paid and handled in accordance with applicable Laws.
10.8	There is no amount due to, or in respect of, any former Group Employee or Contingent Worker in connection with or arising from his/her employment or service which is in arrears or is unsatisfied.
10.9	None of the Group Companies has any liability for any payment to any trust or other fund or to any governmental entity with respect to unemployment compensation benefits, social security or other benefits for employees other than in the ordinary course of business.
10.10	True, correct and complete copies of each material Group Benefit Plan (including the terms of employment or service and agreement or arrangement between a Group Company and an Employee Representative Body) have been Disclosed for each Group Employee and, to the extent required by applicable Law, for each Contingent Worker.
10.11	Each Group Benefit Plan has been established, operated, administered, funded and invested in all material respects in accordance with the terms of such Group Benefit Plan and applicable Law, and if intended to be qualified under Section 401(a) of the US Code is so qualified. Each Group Plan that is subject to Section 409A of the US Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the US Code and all applicable regulatory guidance thereunder. No legal or arbitral proceedings (other than routine claims for benefits in the ordinary course of business) are pending or, to the Seller’s Knowledge, threatened against or with respect to any Group Benefit Plan, and no investigation, audit or other administrative proceeding by any Governmental Authority is pending, or, to the Seller’s Knowledge, threatened.
10.12	Each of the Group Companies has complied with their pension undertakings, whether pursuant to any applicable Law, collective bargaining agreement, works council obligation or individual agreement with Group Employees or Employee Representative Bodies.
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10.13	Full details of any pension scheme to which a Group Company is a party or has employer status under is included in the Due Diligence Material. Other than Disclosed pension schemes and any benefits which are required by legislation or the applicable collective bargaining agreements, there are no other agreements, arrangements, obligations or commitments (whether funded or unfunded) under which a Group Company makes, or could become liable to make, payments for providing retirement or death benefits (including health, life or disability insurance) for or in respect of any employees or former employees of a Group Company or any dependant of any such employee or former employee and no undertaking or assurance (whether written or oral) has been given by any Group Company to any person as to the continuance or introduction of any plan or arrangement, or increase, augmentation or improvement of any such benefits (including those provided under the schemes).
10.14	All due payments in respect of pension schemes payable by a Group Company have been made to the person to whom they are due by the due dates as required by the relevant pension scheme’s documents and any applicable contract or legislation.
10.15	The pension schemes of the Group Companies have operated in compliance with the relevant pension scheme documents and all applicable Laws, regulations and requirements in all material respects.
10.16	Neither Seller nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has ever sponsored, maintained, or contributed to, or had any liability with respect to, any employee benefit plan which (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the US Code or Title IV of ERISA; or (ii) is a “multiemployer plan” as defined in Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Section 413(c) of the US Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Neither the Seller now the Group has (A) withdrawn from any pension scheme under circumstances resulting (or expected to result) in liability or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.
10.17	No claim (other than a routine claim for benefits) in relation to the provision, by any Group Company, of retirement benefits has been made or is threatened against any Group Company or against the administrators of the schemes in respect of any Group Company employee or any person whom any Group Company is liable to compensate or indemnify.
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10.18	The Seller is not obligated under any applicable Law, collective bargaining agreement or other arrangement with an Employee Representative Body to notify, consult with, or negotiate with any Employee Representative Body about the Transaction prior to the Signing Date. To the Seller’s Knowledge, no dispute between a Group Company and any employee or Employee Representative Body is pending or threatened. For the past 3 years preceding the Signing Date, there have been no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit, works council, or other arrangement with an Employee Representative Body relating to any Group Employee threatened and there have been no material strikes, slowdowns or work stoppages pending or, to the Seller’s Knowledge, threatened, between the Group and any Group Employee. For the past 3 years preceding the Signing Date, no Group Company has received written notice of any dispute with any of its employees and, to the Seller’s Knowledge, no such dispute is threatened.
10.19	No Group Company has been involved in any work-related accidents for the past twenty four (24) months preceding the Signing Date, and no governmental entity or authority has requested that any Group Company or the Seller implement measures not yet implemented as a consequence of any work accident. Any work-related accident Disclosed with respect to Sontara Asturias did not give rise to any liability for the Company or to any claim or inspection initiated by a Group Employee or by a governmental authority.
10.20	There are no retention arrangements or change of control provisions to which any employee, consultant or other staff member a Group Company is a party. Aside from the Transaction Bonuses, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any Group Employee or Contingent Worker to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any Group Employee or Contingent Worker; (iii) accelerate the time of payment, funding or vesting, or increase the amount payable under or result in any other material obligation pursuant to any Group Benefit Plan with respect to a Group Employee or Contingent Worker; or (iv) result in “excess parachute payments” within the meaning of Section 280G of the US Code. No Group Employee or other Contingent Worker is entitled to any gross-up for any Tax.
10.21	Neither the Seller nor any Group Company has for the past 5 years preceding the Signing Date effectuated a “plant closing” or a “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act or any other similar applicable Law) in any of the countries where a Group Company is domiciled) or has effectuated any other collective procedure for the temporary suspension or for the substantial modification of the employment conditions of the Group Employees.
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10.22	The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment, discrimination and whistleblower allegations brought to their attention and taken prompt corrective action or such other action that is reasonably calculated to prevent harassment or other retaliation in the first instance and further harassment or other retaliation, if any.
11.	Intellectual property
11.1	The Group Intellectual Property includes all Intellectual Property Rights necessary, to the Seller’s Knowledge, or used for the conduct of the business of the Group as presently conducted and there are no other Intellectual Property Rights that are material to or necessary, to the Seller’s Knowledge, for the conduct of such business. A Group Company is the sole and exclusive legal and beneficial owner of all right, title and interest in, to and under each item of Owned Intellectual Property free of any Third Party Rights. The Licensed Intellectual Property is validly licensed to the Group by third parties on terms sufficient for the Group’s use, in each case without, to the Seller’s Knowledge, any conflict with or infringement of any right of any third party. Any form of change of control triggered directly or indirectly by the Transaction will not affect or impair the use of the Group Intellectual Property. The Group Intellectual Property is valid, subsisting and enforceable.
11.2	The registered Intellectual Property Rights (including applications to register the same) owned or used by any Group Company (“Registered Intellectual Property Rights”) are listed in Sub-Schedule 11.2, indicating for each item, as applicable, the application or registration number and the identity of the current applicant or registered owner.
11.3	All due maintenance fees and other fees or actions necessary to file, obtain and maintain the validity and enforceability of the Registered Intellectual Property Rights have been paid or taken and no Registered Intellectual Property Rights have been allowed to lapse during the past three (3) years preceding the Signing Date.
11.4	Each Group Company, the activities of each Group Company, and the use of the Group Intellectual Property in connection therewith, does not infringe, misappropriate, violate or make unauthorised use of, and in the past five (5) years preceding the Signing Date has not infringed, misappropriated, violated or made unauthorized use of, any third party’s Intellectual Property Rights.
11.5	Each Group Company has taken all reasonable and customary measures consistent with industry standards to prevent third parties from obtaining unauthorised knowledge of or exploiting the Group Intellectual Property and to maintain the protection and confidentiality of the confidential information used or held for use in connection with the operation of its business, including any confidential Group Intellectual Property. No Group Company has undertaken any obligation to disclose its know-how, trade secrets, confidential information or lists of customers or suppliers to any third party nor has any of the foregoing been communicated to or discovered by any third party, except pursuant to an appropriate, binding and valid non-disclosure agreement obligating such third party to keep such information confidential.
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11.6	There is no dispute, action or claim pending or asserted in writing against any Group Company in which any third party asserts that any Group Company infringes, misappropriates, violates or otherwise misuses the Intellectual Property Rights of any Person, and to the Seller’s Knowledge, no such dispute, action or claim is threatened. Details of all settlement agreements, co-existence agreements and non-assert agreement concerning any Intellectual Property Rights and/or to which a Group Company is a party have been Disclosed.
11.7	To the Seller’s Knowledge, no third party is engaging, or has engaged during the past five (5) years preceding the Signing Date, any activity that infringes, misappropriates, violates or otherwise misuses or conflicts with the Group Intellectual Property. There is no action or claim pending, asserted or threatened by any Group Company against any third party concerning any of the foregoing.
11.8	No Group Company is in material breach of any of the licences referred to in section 11.1 above and no notice to terminate, cease, reduce, not renew, repudiate or disclaim those licences has been given or received by any Group Company. To the Seller’s Knowledge, there are no grounds on which such licenses may be terminated, ceased, not renewed, repudiated or disclaimed.
11.9	The Seller does not own, and no Seller’s Related Parties own any Intellectual Property Rights used for the operation of the Group’s business as presently conducted.
11.10	Except for the license to the Licensed Mark granted to the Seller and the Seller’s Ultimate Owners pursuant to the Agreement, no present or former employee or contractor of the Group or the Seller or the Seller’s Related Parties holds any license or royalty rights or rights of compensation against the Group in relation to any Intellectual Property Rights used by the Group.
11.11	Except for the Licensed Mark, which Martin Mikkelsen will assign to the Group prior to the Closing, each present and former employee, agent or independent contractor of any Group Company has executed a valid and enforceable written agreement with the Group Company transferring to such Group Company all right, title and interest in and to any material Intellectual Property Rights developed, conceived or created by such person. None of the Group’s present or former employees, agents or independent contractors have made any claim for any payment, which remains unsettled, or any other claims in respect of any Intellectual Property Rights developed, conceived or created by such employee, agent and independent contractor for any Group Company and, save for any rights which follow from mandatory Law, no such employees, agents or independent contractors own any right, title or interest in, to or under any item of Group Intellectual Property.
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11.12	Except for the Licensed Mark that will be assigned to the Group prior to the Closing, neither of the Seller’s Ultimate Owners owns any right, title or interest in or to any Intellectual Property Rights used or held for use by any Group Company.
12.	IT
12.1	All software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment (“IT”) used by any Group Company is either owned by, licensed, or leased to such Group Company. Neither the Group nor, to the Seller’s Knowledge, any licensor/lessor is in material breach of any such licences or leases, and no written notice of any material breach has been given by or received by any Group Company.
12.2	The Group uses and has used third party computer software only on the basis of valid licence agreements and solely in compliance with the terms and conditions of such agreements. All software written for the Group or otherwise used, licensed for or incorporated into any software provided by any Group Company is free of any obligation to publish, disclose, distribute, place into escrow, license or otherwise provide all or any part of such software, including the source code therein, to any third party and no such software or source code has been delivered to any third party or placed into escrow.
12.3	The Group has (whether as owner or licensee) such IT, software, administration, computer and back office systems or arrangements (including, as applicable, arrangements with third party service providers) as are reasonably appropriate for the purposes of the proper running of the business conducted by the Group, and to the Seller’s Knowledge, there are no outstanding defects or problems in relation to such systems or arrangements which would affect the ability of the Group to conduct any such businesses properly and efficiently and in accordance with applicable contractual obligations or Law. To the Seller’s Knowledge, no material upgrades of or investments in IT systems used in the operation of the businesses of the Group are planned for or required other than SAP upgrades to the Group’s ERP system.
12.4	Within the last twelve (12) months prior to the Signing Date, no Group Company has, to the Seller’s Knowledge, experienced any breach, interruption or material breakdown with a duration of more than six (6) working hours (per breakdown), or which caused any material disruption, in the running of any of the IT systems used by such Group Company.
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12.5	Each Group Company maintains and has implemented, maintained, and updated commercially reasonable information security measures, controls, technologies, policies and safeguards designed to protect the IT systems used by such Group Company from a security breach or other unauthorized use or access.
12.6	To the Seller’s Knowledge, the Group’s IT and computer systems, including external communication systems, are configured in accordance with and perform in compliance with generally accepted US, European or other applicable local security standards.
13.	Data protection
13.1	(i) All personal data, whether in customer files, employee files, archives, databases, or elsewhere, is being and has been lawfully processed in accordance with applicable Law, (ii) any audit, agreement, consent, notification, or approval required by Law in connection with such processing has been made, entered into or obtained, as applicable, and (iii) no written notice or allegation has been received by any Group Company from any Governmental or other data protection authority alleging that the Group Company has not complied with the General Data Protection Regulation (“GDPR”) or any other Law on data protection and privacy.
13.2	To the Seller’s Knowledge, no Group Company has experienced any data breaches or any information security incidents for which any Group Company is responsible, or required to notify data subjects of, within a period of twenty-four (24) months prior to the Signing Date. The Group has conducted an adequate assessment of compliance with applicable data protection Laws (including GDPR), involving all material aspects of the Group (external and internal aspects and IT aspects), which fulfils all relevant requirements and obligations under the GDPR and any other relevant Law.
14.	Regulatory and compliance
14.1	Except for the Association Matter, the Group complies in all material respects with applicable Laws, regulations, authorisations, permits, licenses, certifications, and authorisations from competent governmental agencies governing the business of the Group.
14.2	Except for the Association Matter, the Group has obtained all material public or private permits, approvals, and other authorisations that are required to conduct the Group’s business as conducted at the Signing Date. Each such permit or approval is in full force and effect, except for the NPDES permit for Sontara Old Hickory, Inc. which has recently expired.
14.3	No written claims or inquiries have been made by any public or private authority against the Group that the Group has not conducted its business in compliance in all material respects with all applicable Laws and regulations, and, to the Seller’s Knowledge, no such claims or inquiries are threatened.
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14.4	The Group is not subject to any public prohibition or injunction and, to the Seller’s Knowledge, no such prohibition or injunction is imminent and no proceedings in respect thereof have been commenced.
14.5	The Group has not received any written (i) notification that any material investigation, audit or inquiry is being conducted by any public authority in respect of the affairs of the Group and, to the Seller’s Knowledge, no circumstances exist which could give rise to such material investigation, audit or inquiry, or (ii) order from any public or private authority which threatens to revoke any material regulatory licences, permits, certifications, memberships, authorisations or registrations, and, to the Seller’s Knowledge, no such order is threatened. During the past three (3) years preceding the Signing Date, no Group Company has received any written notice from any public authority stating that such Group Company has concluded agreements or conducted its business in ways which are materially contrary to any applicable Law or could result in adverse sanctions in case of non-compliance.
14.6	The transfer of the Shares will not cause an existing permit, authorisation, approval, license or similar document, which is necessary for the unaltered continued conduct of the business of the Group, to lapse or be changed in a manner that will have a material adverse impact on the business of the Group.
14.7	Except for the Merger Clearance Approval, neither the Closing nor conclusion of the Agreement nor the performance of the Seller’s other obligations under the Agreement will require any approval or consents from public authorities.
15.	Insurance
15.1	All insurance policies in respect of the Group have been Disclosed, and all such policies remain in full force and effect in accordance with and subject to their terms.
15.2	The Group has all material insurance policies required by applicable Law for the business of the Group as conducted at the Signing Date and, to the Seller’s Knowledge, as is customary for the businesses conducted by the Target Group.
15.3	All due premiums on the insurance policies taken out by the Group have been duly paid.
15.4	No insurance policy taken out by the Group has been terminated and neither the Group nor any insurance provider has given written notice of termination of any such existing insurance policy.
15.5	There are no material outstanding or unreported claims under, or in respect of the validity of, any of the material insurance policies covering the Group.
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16.	Products
16.1	During the past five (5) years preceding the Signing Date, no defects in any of the products marketed by a Group Company have resulted in any legal liability or claim in respect of personal injury, or any legal liability or claim to pay damages or other compensation, other than warranty claims from customers in the ordinary course of business which have not been or are not reasonably expected to be, individually or in the aggregate, material to the Group.
16.2	During the past five (5) years preceding the Signing Date, (i) there have been no recalls of any products which are presently marketed, distributed or produced by a Group Company, and, to the Seller’s Knowledge, no such recall is threatened and no fact or circumstances exist making such a recall likely and (ii) to the Seller’s Knowledge, no Group Company has sold any products which did not comply with any warranties or representations made by such Group Company, other than such product defects customary for products of this type provided that these have not resulted in and are not reasonably expected to result in warranty claims from customers that are material to the Group, individually or in the aggregate.
16.3	To the Seller’s Knowledge, the Group’s products can be legally sold in each of the geographical markets in which they are (and have in the last twenty-four (24) months before the Signing Date been) sold by the Group.
17.	Litigation
17.1	The Group is not engaged in any litigation, arbitration, mediation or administrative or criminal proceedings, whether as claimant, defendant or otherwise, unless in connection with collection of debts where a Group Company is a claimant. Furthermore, to the Seller’s Knowledge, no such litigation, arbitration, mediation, administrative, or criminal proceedings by or against a Group Company is pending or threatening, save for debt collection procedures in the ordinary course of business.
17.2	The Group is not - and has not been in the past three (3) years preceding the Signing Date - in default with respect to any court, administrative or arbitration order, investigation, judgment, injunction, decree or other award made by any governmental entity, where such default would have a material adverse effect on the Group.
17.3	The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.
18.	Related Party matters
18.1	The Group has no liabilities or obligations to or for the benefit of the Seller or any Affiliates of the Seller (other than a Group Company) other than as set forth in Sub-Schedule 18.1.
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18.2	No claims or other rights of the Seller or any Affiliates of the Seller against any Group Company exist other than in the ordinary course of business.
18.3	No Group Company has issued any guarantee or other surety securing any obligation or commitment of the Seller or any of the Seller’s Related Parties.
18.4	Other than as set forth in Sub-Schedule 18.4, no contracts or arrangements other than employment and/or consulting agreements exist between, on the one hand a Group Company and, on the other hand, the Seller and/or any of the Seller’s Related Parties.
19.	Anti-Corruption Laws
19.1	No Group Company nor, to the Seller’s Knowledge, any of their directors, officers, employees or agents (in their capacity as such) has, directly or indirectly, made, offered, promised, authorized, accepted or agreed to receive, any payment, gift, bribe, kickback or anything of value (i) in violation of any anti-corruption and money-laundering Laws, including, to the extent applicable, the US Foreign Corrupt Practices Act of 1977, the US Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 C.F.R. Chapter X, the U.K. Bribery Act of 2010, the UK Proceeds of Crime Act 2002 and any applicable laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (together, the “Anti-Corruption and Money-Laundering Laws”), (ii) to or for the benefit of any government official for the purposes of influencing any official act or decision, or (iii) to or for the benefit of any person to secure any improper advantage, and in relation to (ii) and (iii) above, with the intention of winning or retaining business or a business advantage for any Group Company or any of its Affiliates.
19.2	The Group Companies are not currently, nor have been during the last five (5) years preceding the Signing Date, the subject of any investigation or inquiry by any governmental authority with respect to potential violations of any applicable Anti-Corruption and Money-Laundering Laws, and, to the Seller’s Knowledge, the Group Companies have not violated and are not in violation of any applicable Anti-Corruption and Money-Laundering Laws.
20.	Sanctions and export control Laws
20.1	To the Seller’s Knowledge, each Group Company has at all times during the last five (5) years preceding the Signing Date complied and complies with all applicable economic sanctions, trade embargoes, import and export controls, anti-boycott restrictions, customs and restrictive measures of the United States, the United Kingdom, the European Union, and the United Nations (“International Trade Laws”).
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20.2	To the Seller’s Knowledge, no Group Company has conducted or engaged during the last five (5) years preceding the Signing Date, nor conducts or engages, in any activities, sales, purchases, transactions, business, dealings or deliveries in or with or from or to, any territory or person subject to sanctions pursuant to International Trade Laws, in each case directly or, to the Seller’s Knowledge, indirectly through any party, including any of its Affiliates or its or their directors, officers, employees agents or other persons acting on its or their behalf.
20.3	To the Seller’s Knowledge, the Group has established and implemented, and each maintains, effective policies and procedures that ensure compliance by each Group Company with International Trade Laws.
21.	Competition
21.1	None of the Group Companies are party to any agreement, decision or concerted practice which has the object or effect of preventing, restricting or distorting competition in violation of competition Law or to the Sellers’ Knowledge otherwise is non-compliant with applicable competition Law.
21.2	No objection against any agreement to which a Group Company is a party, or conduct by a Group Company, has been raised in writing on the grounds that such agreement or conduct is non-compliant with applicable competition Law.
21.3	To the Seller’s Knowledge, no Group Company has been or is presently subject to examination by any competent competition authority.
21.4	No Group Company has completed any notifiable transaction without prior approval from the relevant competition authorities.
22.	Insolvency
22.1	No Group Company has filed any petition for winding-up, dissolution, liquidation, bankruptcy or receivership or for the appointment of a trustee, an administrator or a supervisor. No petition has been presented and no meeting has been convened for such purpose.
22.2	No Group Company has requested opening of negotiations for a compulsory composition scheme. No creditor of any Group Company has seized goods of a Group Company.
23.	Government subsidies
23.1	Except for the subsidies received by Sontara Asturias S.A.U. from the Spanish Government and the European Union, no Group Company is subject to (i) any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any governmental department or other body; or (ii) any obligation or restriction related to any historic arrangements related to any grant, subsidy or financial assistance from any governmental department or other body.
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24.	Information
24.1	By providing the information, which has been provided by the Seller to the Buyer and/or the Buyer’s representatives in the course of the negotiations leading to the Agreement, including in the Due Diligence Material or as otherwise Disclosed to the Buyer, the Seller have fulfilled its duty of loyal disclosure (in Danish: “loyale oplysningspligt”) towards the Buyer.

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